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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

RIBBON COMMUNICATIONS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RIBBON COMMUNICATIONS INC.
4 Technology Park Drive
Westford, MA 01886

April 27, 2018

Dear Fellow Stockholders:

              We cordially invite you to the annual meeting of stockholders at 10:00 a.m. on Thursday, June 14, 2018, at the offices of Latham & Watkins LLP, located at 200 Clarendon Street, Boston, MA 02116. We look forward to personally greeting those stockholders who are able to be present at the meeting. However, whether or not you plan to attend in person, it is important that your shares be represented and voted at the annual meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States, or provide voting instructions to your broker, bank or other nominee. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. Every stockholder's vote is important.

              Thank you very much for your continued trust and confidence in Ribbon. Please remember to vote your shares at your earliest convenience.

Sincerely,

Franklin (Fritz) W. Hobbs
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
RIBBON COMMUNICATIONS INC.

Place: Latham & Watkins LLP 200 Clarendon Street Boston, MA 02116 Date: June 14, 2018 Time: 10:00 a.m. Eastern time	AGENDA

•

Election of eight directors named in the Proxy Statement

•

Ratification of the appointment of Deloitte & Touche LLP as Ribbon Communications' independent registered public accounting firm for 2018

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Advisory vote to approve named executive officer compensation

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Transaction of other business, if any, as may properly come before the meeting or any adjournment, continuation or postponement thereof

Record Date: You can vote at, and are entitled to notice of, the annual meeting if you were a stockholder of record on April 17, 2018.

If you are attending the meeting, you will be asked to present a valid, government-issued photo identification, such as a driver's license, as described in the Proxy Statement.

By Order of the Board of Directors,

Westford, Massachusetts April 27, 2018	Justin K. Ferguson Executive Vice President, General Counsel and Corporate Secretary

              This Notice, the accompanying Proxy Statement and a form of proxy card are being mailed beginning on or about April 27, 2018 to all stockholders entitled to vote at the 2018 annual meeting of stockholders. The Ribbon Communications Inc. 2017 Annual Report on Form 10-K, which includes Ribbons' financial statements and constitutes its annual report to stockholders, is being mailed with this Notice.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

              The accompanying Proxy Statement contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical fact contained in the accompanying Proxy Statement, including statements regarding our future results of operations and financial position, integration efforts and opportunities, business strategy, strategic position, plans and objectives of management for future operations and plans for future product development and manufacturing, are forward-looking statements. Without limiting the foregoing, the words "anticipates", "believes", "could", "estimates", "expects", "intends", "may", "plans", "seeks", "projects", "will" and other similar language, whether in the negative or affirmative, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to: our success integrating the respective businesses of Sonus and GENBAND; achievement of the anticipated synergies of the Merger; our ability to realize the benefits from the Merger; the effects of disruption from the Merger, making it more difficult to maintain relationships with employees, customers, business partners or government entities; the timing of customer purchasing decisions and our recognition of revenues; economic conditions; our ability to recruit and retain key personnel; difficulties supporting our strategic focus on channel sales; difficulties retaining and expanding our customer base; difficulties leveraging market opportunities; the impact of restructuring and cost-containment activities; litigation; actions taken by significant stockholders; difficulties providing solutions that meet the needs of customers; market acceptance of our products and services; rapid technological and market change; our ability to protect our intellectual property rights; our ability to maintain partner, reseller, distribution and vendor support and supply relationships; higher risks in international operations and markets; the impact of increased competition; currency fluctuations; changes in the market price of our common stock; and/or failure or circumvention of our controls and procedures. Important factors that could cause actual results to differ materially from those in these forward-looking statements are discussed in the "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Quantitative and Qualitative Disclosures About Market Risk" sections in our Annual Report on Form 10-K for the year ended December 31, 2017 and our other filings with the Securities and Exchange Commission. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. Also, any forward-looking statement made by us in the accompanying Proxy Statement speaks only as of the date of the accompanying Proxy Statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

i

RIBBON COMMUNICATIONS INC.
PROXY STATEMENT

Summary Information

              To assist you in reviewing the proposals to be acted upon at our 2018 annual meeting of stockholders (the "2018 Annual Meeting"), Ribbon Communications Inc. would like to call your attention to the following information about Ribbon's 2017 financial performance, key executive compensation actions and decisions, and corporate governance highlights. Please note that the following description is only a summary. For more complete information about these topics, please review our 2017 Annual Report on Form 10-K (the "2017 Annual Report") and this proxy statement ("Proxy Statement"). This Proxy Statement and our 2017 Annual Report will be released to stockholders on or about May 4, 2018.

              Effective October 27, 2017, we completed the merger (the "Merger") of Sonus Networks, Inc. ("Sonus"), GENBAND Holdings Company, GENBAND, Inc. and GENBAND II, Inc. (collectively, "GENBAND"). This is the first proxy statement we have filed for the combined company following the Merger. Because the Merger occurred on October 27, 2017, the information reported in this Proxy Statement for the period prior to that date principally relates to Sonus, our predecessor entity. Unless the context otherwise requires, references in this Proxy Statement to "Ribbon," "Ribbon Communications," "Company," "we," "us" and "our" and "the Company" refer to (i) Sonus Networks, Inc. and its subsidiaries prior to the Merger and (ii) Ribbon Communications Inc. and its subsidiaries upon closing of the Merger, as applicable.

Business Overview

              We are a leading provider of network solutions to telecommunications, wireless and cable service providers and enterprises across industry verticals. With over 1,000 customers around the globe, including some of the largest telecommunications service providers and enterprises in the world, we enable service providers and enterprises to modernize their communications networks and provide secure real-time communications solutions to their customers and employees. By securing and enabling reliable and scalable Internet Protocol ("IP") networks, we help service providers and enterprises adopt the next generation of software-based virtualized and cloud communications technologies to drive new, incremental revenue while protecting their existing revenue streams. Our solutions provide a secure way for our customers to connect and leverage multivendor, multiprotocol communications systems and applications across their networks and the cloud, around the world and in a rapidly changing ecosystem of IP-enabled devices such as smartphones and tablets. In addition, our solutions secure the evolution to cloud-based delivery of unified communications ("UC") solutions—both for service providers transforming to a cloud-based network and for enterprises using cloud-based UC. We go to market through both direct sales and indirect channels globally, leveraging the assistance of resellers, and we provide ongoing support to our customers through a global services team with experience in design, deployment and maintenance of some of the world's largest IP networks.

              As a result of the Merger, we believe we are better positioned to enable network transformations to IP and to cloud-based networks for service providers and enterprise customers worldwide, with a broader and deeper sales footprint, increased ability to invest in growth, more efficient and effective research and development, and a comprehensive real-time communications ("RTC") product offering.

2017 Financial Highlights

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    GAAP total revenue was $329.9 million, compared to $252.6 million in 2016.

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    Non-GAAP total revenue was $353.2 million, compared to $252.6 million in 2016.

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    GAAP net loss was $35.3 million, compared to $13.9 million in 2016.

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    Non-GAAP net income was $30.6 million, compared to $16.5 million in 2016.

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    GAAP net loss per share was $0.60, compared to $0.28 in 2016.

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    Non-GAAP diluted earnings per share was $0.51, compared to $0.33 in 2016.

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    Non-GAAP Adjusted EBITDA was $40.9 million, compared to $26.1 million in 2016.

              Please see the reconciliation of non-GAAP to GAAP financial measures, and additional information about non-GAAP measures, in Appendix A.

Executive Compensation Highlights

              The consummation of the Merger has brought new and exciting opportunities to Ribbon and its executive team. Prior to the Merger, both Sonus and Ribbon operated as standalone companies, each with its own executive compensation programs and practices. Given, among other things, the timing of the Merger, the Company elected not to develop a combined Ribbon executive compensation program for 2017. Instead, the executives of Sonus and GENBAND, respectively, continued to be eligible for compensation under the Sonus and GENBAND plans and programs, as applicable, and such programs are described in this Proxy Statement. The only exception to such structure is the grant of certain Ribbon equity awards to named executive officers following the Merger. In 2018, we engaged in a thorough review of our compensation programs and practices in connection with establishment of a unified Ribbon executive compensation program for our executive officers. We believe that the adoption of such program has established a strong foundation to support the continued growth of our business and the attainment of the key synergy and other goals of the combined Sonus and GENBAND business. The ongoing compensation programs and practices are governed by effective and strong pay practices as set forth below.

What We Do
Emphasize pay-for-performance
Independent compensation committee and compensation consultant
Annual market-based review of compensation levels and peer groups (including following the Merger)
Annual risk assessment of compensation plans and policies
Actively engage shareholders, where appropriate
Sponsor share ownership guidelines for our executives and board members
Sponsor a formal clawback policy with respect to incentive compensation
Sponsor an insider trading policy to discourage hedging and other similar actions

What We Don't Do
No gross-up provisions
No pension plans or other post-employment benefit plans
No base pay severance multipliers in excess of two
No multi-year guaranteed incentive awards for executives
No exercise of discretion to enhance bonus achievement based on set metrics
No exercise of discretion in determining achievement of performance-based equity awards

Board of Directors and Committees

Name, Age	Independent	Director	Committee Membership	Other Public Boards
		Since

Kim S. Fennebresque, 68	Yes	October 2017	• Compensation Committee (Chair) • Nominating and Corporate Governance Committee (Chair)	3

Bruns H. Grayson, 70	Yes	October 2017	• Audit Committee • Compensation Committee • Integration Committee	1

Franklin (Fritz) W. Hobbs, 70	No	October 2017		2

Beatriz V. Infante, 64	Yes	January 2010	• Audit Committee • Compensation Committee	2

Richard J. Lynch, 69	Yes	February 2014	• Chairman of the Board • Nominating and Corporate Governance Committee	1

Kent J. Mathy, 58	Yes	October 2017	• Integration Committee (Chair)	1

Scott E. Schubert, 64	Yes	February 2009	• Audit Committee (Chair, ACFE*) • Integration Committee • Nominating and Corporate Governance Committee	0

Richard W. Smith, 65	No	October 2017		0

*         ACFE—Denotes that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K.

Annual Meeting Proposals

Proposal	Recommendation of the Board

Election of eight directors named in this Proxy Statement	FOR each of the nominees

Ratification of auditors	FOR

Advisory vote to approve named executive officer compensation	FOR

 INFORMATION ABOUT THE ANNUAL MEETING

              Our Board of Directors (our "Board") is soliciting proxies for the annual meeting of stockholders of Ribbon to be held on Thursday, June 14, 2018, and at any adjournments, continuations or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on June 14, 2018: This Proxy Statement and the 2017 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com. Why am I receiving these materials?

              You have received these proxy materials because our Board is soliciting your vote at the 2018 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares.

When and where is the meeting?

              The 2018 Annual Meeting will be held on Thursday, June 14, 2018 at 10:00 a.m., Eastern time, at the offices of Latham & Watkins LLP, located at 200 Clarendon Street, Boston, Massachusetts 02116.

Who may vote at the meeting?

              Stockholders of record at the close of business on April 17, 2018, the record date, or holders of a valid proxy, may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on April 17, 2018, an aggregate of 104,087,213 shares of our common stock were outstanding. A list of our stockholders will be available for inspection at our corporate offices at 4 Technology Park Drive, Westford, Massachusetts 01886 beginning no less than ten days prior to the meeting.

How many shares must be present to hold the meeting?

              A majority of the 104,087,213 shares of our common stock that were outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we count as present shares that a stockholder holds and that are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon.

What proposals will be voted on at the meeting?

              There are three proposals scheduled to be voted on at the meeting:

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    The election of the eight nominees for director named in this Proxy Statement to hold office until the 2019 annual meeting of stockholders of the Company (the "2019 Annual Meeting") (Proposal 1);

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    The ratification of the appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2); and

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    The non-binding advisory vote on the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement (Proposal 3).

How does the Board of Directors recommend that I vote?

              Our Board recommends that you vote your shares:

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    "For" the election of each of the nominees to our Board named in this Proxy Statement (Proposal 1);

    •
    "For" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2); and

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    "For" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement (Proposal 3).

What vote is required to approve each matter and how are votes counted?

              Election of Directors (Proposal 1).    In an uncontested election, such as the election of directors at the 2018 Annual Meeting, to be elected, each of the nominees for director must receive more votes "For" such nominee's election than "Against" such election (with abstentions and broker non-votes not counted as a vote for or against). With respect to each nominee, you may vote "For," "Against," or "Abstain." Abstaining will have no effect on the outcome of the election.

              Ratification of the Appointment of Deloitte & Touche LLP to Serve as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018 (Proposal 2).    The affirmative vote of a majority of the shares of common stock present or represented at the 2018 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.

              A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers (Proposal 3).    The vote on the compensation of the named executive officers is non-binding, as provided by law. However, our Board and its Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2018 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.

              For the proposals relating to the election of directors (Proposal 1) and the non-binding advisory vote on the compensation of our named executive officers (Proposal 3), please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee, under stock exchange rules a broker, bank or other nominee subject to those rules is not permitted to vote your shares on these two proposals without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker, bank or other nominee how to vote on Proposals 1 and 3, that beneficial owner's shares cannot be voted on these matters—in other words, your broker, bank or other nominee's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

What are broker non-votes and what is the effect of broker non-votes?

              Brokers, banks and other nominees have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker, bank or other nominee on behalf of its customer, the beneficial owner—on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a non-routine matter because the broker, bank or other nominee has not received voting instructions from the beneficial owner and the broker, bank or other nominee lacks discretionary authority to vote the shares because of the non-routine nature of the matter. The election of directors (Proposal 1) and the non-binding advisory vote on the compensation of our named executive officers (Proposal 3) are "non-routine" matters for which brokers, banks and other nominees, under applicable stock exchange rules, may not exercise discretionary voting power without instructions from the beneficial owner, and therefore broker non-votes will not affect the outcome of the vote on these proposals. The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is a "routine" matter for which brokers have discretionary authority to vote. Therefore, we do not expect any broker non-votes in connection with this proposal. Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read this Proxy Statement and the 2017 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.

What happens if an incumbent director nominee fails to receive more "For" votes than "Against" votes?

              Our Corporate Governance Guidelines require that as a condition to being nominated by the Board for re-election as a director, each incumbent director must deliver to the Board an irrevocable resignation from the Board that will become effective if, and only if, both (i) in the case of an uncontested election, such nominee does not receive more votes "For" his or her election than votes "Against" such election, and (ii) the Board accepts such resignation. The Board will decide (based on the recommendation of a committee of the Board) whether to accept the director's resignation within 90 days after the election results are certified.

              An incumbent director who does not receive the required vote in an uncontested election will continue to serve as a director while the committee and the Board decide whether to accept or reject such director's resignation. If the Board accepts such resignation, the Board may fill the remaining vacancy or may decrease the size of the Board in accordance with our by-laws. Our Corporate Governance Guidelines are posted on our website at www.ribboncommunications.com.

How can I vote my shares in person at the meeting?

              Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and a valid, government-issued photo identification, such as a driver's license, for entrance to the meeting.

              If you hold your shares in street name, please bring the enclosed voting instruction form you received from your broker, bank or other nominee and proof of identification for entrance to the meeting. You must also request a legal proxy from your broker, bank or other nominee and bring it to the annual meeting if you would like to vote at the meeting.

How can I vote my shares without attending the meeting?

              If you are a stockholder of record, you may vote by proxy in any of the following ways:

    •
    Submit your proxy by mail.  You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

    •
    Submit your proxy over the Internet.  If you have Internet access, you may vote over the Internet at www.proxyvote.com by following the instructions set forth on your proxy card. If you submit your proxy over the Internet, it is not necessary to return your proxy card.

    •
    Submit your proxy by telephone.  If you are located in the United States or Canada, you may vote by telephone by calling 1-800-690-6903 and following the instructions set forth on your proxy card. If you submit your proxy by telephone, it is not necessary to return your proxy card.

              The ability to vote by telephone or over the Internet for stockholders of record will be available until 11:59 p.m., Eastern Daylight Time on June 13, 2018.

              If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you received from such broker, bank or other nominee. The availability of submitting your voting instructions by telephone or over the Internet will depend upon their voting procedures.

Who is serving as the Company's inspector of elections?

              Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2018 Annual Meeting.

How can I change my vote?

              You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, submitting a proxy by telephone or submitting a proxy over the Internet (your latest telephone or Internet proxy is counted), by giving written notice of revocation to our Secretary prior to the annual meeting or by attending the meeting and voting in person. Attending the meeting by itself, however, will not revoke your proxy unless you specifically request it.

What are the directions to the meeting?

              The meeting is being held at the offices of Latham & Watkins LLP, 200 Clarendon Street, Boston, Massachusetts 02116. Please call (617) 948-6000 for directions.

PROPOSAL 1 — ELECTION OF DIRECTORS

              Our Board has nominated eight directors for election at the 2018 Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each agreed to be named in this Proxy Statement and to serve if elected. All nominees are expected to attend the 2018 Annual Meeting.

              In connection with the Merger, Sonus and GENBAND agreed on the selection of directors to serve on the initial Board of Directors of Ribbon upon the closing of the Merger as follows: Kim S. Fennebresque, Bruns H. Grayson, Franklin (Fritz) W. Hobbs, Kent J. Mathy and Richard W. Smith were designated by GENBAND, and Beatriz V. Infante, Richard J. Lynch, and Scott E. Schubert were designated by Sonus. Upon the closing of the Merger, we entered into a principal stockholders agreement (the "Stockholders Agreement") with Heritage PE (OEP) II, L.P. and Heritage PE (OEP) III, L.P., entities affiliated with the Company's largest stockholder, JPMorgan Chase & Co. (the "JPM Stockholders"). The JPM Stockholders own 48% of Ribbon's common stock as of April 9, 2018. Under the Stockholders Agreement, the JPM Stockholders have designated Kim S. Fennebresque, Bruns H. Grayson, Kent J. Mathy and Richard W. Smith for election to our Board. The Company has agreed to take all necessary actions within its control to include the JPM Stockholders' designees in the slate of nominees recommended by the Board for election of directors and to cause the stockholders of the Company to elect the JPM Stockholders' designees. For so long as the JPM Stockholders have the right to designate a director under the Stockholders Agreement, with respect to any proposal or resolution relating to the election of directors, the JPM Stockholders have agreed to take all necessary actions within their control to vote their shares either affirmatively in favor of all of the Board's director nominees, or in the same proportion to all shares voted by other stockholders of the Company.

              Except for Franklin (Fritz) W. Hobbs, our Chief Executive Officer (the "CEO") and Richard W. Smith, each of our nominees is independent according to the director independence standards set forth in our Corporate Governance Guidelines, which meet the director independence standards of The Nasdaq Stock Market LLC ("Nasdaq"). For more information, see "Corporate Governance and Board Matters — Director Independence". We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable to serve, or for good cause will not serve as a director, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors. In the event any director designated by the JPM Stockholders is unable to serve, the JPM Stockholders are entitled to designate a replacement director, subject to the conditions set forth in the Stockholders Agreement. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

Director Experience and Tenure

              Our directors collectively possess a broad mix of skills, qualifications and proven leadership abilities. The Nominating and Corporate Governance Committee practices a long-term approach to board refreshment. The Committee regularly identifies individuals who would complement and enhance the current directors' skills and experience.

              It is of great importance to the Company that the Nominating and Corporate Governance Committee recruit directors who help achieve the goal of an experienced, diverse Board that functions effectively as a group. The Nominating and Corporate Governance Committee expects each of the Company's directors to have proven leadership skills, sound judgment, integrity, and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, this Committee considers a variety of factors, including independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include attendance, past performance on the Board and contributions to the Board and its respective committees.

Director Nominees

              The biographies below describe the skills, qualities, attributes and experience of the nominees that led the Board and its Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these directors.

              Kim S. Fennebresque, 68, has been a director of Ribbon since October 2017. He has served as a Senior Advisor to Cowen Group, Inc., a financial services company, since 2008, where he also served as its Chairman, President and Chief Executive Officer from 1999 to 2008. He has served as Chairman of the Board of Directors of BlueLinx Holdings Inc., a distributor of building products, since May 2016, and as a member of the Board of Directors of Albertson's Companies LLC, a food and drug retailer, since March 2015. He has served as a Director of Ally Financial Inc., a bank holding company, since May 2009 and is also on the board of the Bawag Group, a leading financial services company headquartered in Austria. Mr. Fennebresque previously served as Chairman of Dahlman Rose & Co., a financial services company, from 2010 to 2012, head of the corporate finance and mergers & acquisitions departments at UBS and was a general partner and co-head of investment banking at Lazard Freres & Co. Prior to that, he held various positions at The First Boston Corporation, an investment bank acquired by Credit Suisse. Mr. Fennebresque earned his B.A. from Trinity College and J.D. from Vanderbilt Law School. The Board believes Mr. Fennebresque is qualified to serve on the Board due to his experience in finance and as a chief executive officer and director of various public companies.

              Bruns H. Grayson, 70, has been a director of Ribbon since October 2017. He is a Managing Partner at ABS Ventures, a venture capital firm, where he has managed all of the firm's partnerships since 1983. A majority of his investments have been in data communication and software and he has served as a director of many private and public companies over the last 30 years. Prior to ABS Ventures, Mr. Grayson was an associate at McKinsey and Co., a management consulting firm, from 1980 to 1983 and a venture capitalist at Adler & Co. from 1980 to 1983. Mr. Grayson has served as a Director of Everbridge, Inc., a provider of communications solutions, since 2011. Mr. Grayson holds a B.A. from Harvard College, M.A. from Oxford University, J.D. from the University of Virginia Law School and was elected a Rhodes Scholar from California in 1974. He served in the US Army in Vietnam and separated as a captain in 1970. The Board believes Mr. Grayson is qualified to serve on the Board based on his knowledge of the data communication and software industries, his investment experience as a Managing Partner at ABS Ventures, and his experience as a director of various public companies.

              Franklin (Fritz) W. Hobbs, 70, has been a director of Ribbon since October 2017 and its President and Chief Executive Officer since December 2017. He has also served as Chairman of Ally Financial Inc., a bank holding company, since April 2009. He served as Supervisory Chairman of BAWAG PSK, an Austrian bank, in Vienna from 2013 to March 2017. He was previously the CEO of Houlihan Lokey Howard & Zukin and served as Chairman at UBS, AG's investment bank, Warburg Dillon Read. Prior to that he was the President and CEO of Dillon, Read & Co. Inc., an investment bank, from 1992 to 1997. Mr. Hobbs currently serves as a Director of Molson Coors Brewing Co., a multinational brewing company and UNICEF USA, a United Nations program that provides humanitarian and development assistance. Formerly, he served on the Board of Overseers of Harvard University, the Frick Collection and was President of the Board of Trustees of Milton Academy. He earned his B.A. from Harvard College and M.B.A. from Harvard Business School. The Board believes

Mr. Hobbs is qualified to serve on the Board due to his role as Ribbon's Chief Executive Officer, his prior chief executive officer experience and his background in finance and investment banking.

              Beatriz V. Infante, 64, has been a director of Ribbon since October 2017 and was a director of Sonus from January 2010 until the closing of the Merger. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal, and since 2008, has been a limited partner in Tandem Capital, a Silicon Valley venture capital firm investing in mobile technology companies. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. Ms. Infante served as a director and Interim Chief Executive Officer of Sychron Inc., a data center automation company, from 2004 to 2005 until its sale to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation (which we refer to as Aspect), a market leader in communications solutions, from April 2000 until October 2003. She was named Chairman of Aspect in February 2001, and between October 1998 and April 2000, held additional executive roles, including Co-President. Since January 2018, she has served on the Board of Directors and the Compensation, Audit, and Innovation Committees of PriceSmart Inc. Since May 2014, she has served on the Board of Directors and Audit Committee of Liquidity Services Inc., and has additionally served as Chair of the Compensation Committee since November 2015. Since 1994, she has served on the Advisory Committee to the Princeton University School of Engineering and Applied Science. From July 2016 until its acquisition by Veeco in May 2017, Ms. Infante served on the Board of Directors and the Nominating and Corporate Governance Committee of Ultratech. From May 2012 until its acquisition by Broadcom Limited in May 2015, she served on the Board of Directors and Compensation Committee of Emulex Corporation, and additionally became Chair of the Nominating and Corporate Governance Committee in February 2014. Ms. Infante has previously served as a director at a number of privately held companies as well as two not-for-profit organizations, Silicon Valley Leadership Group and Joint Venture Silicon Valley Network. Ms. Infante has also served since June 2016 as an Advisory Board member of Guardian Analytics and since July 2015 as the Chair of the Advisory Board of Infrascale. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, and in 2016 was named to the 2016 NACD Directorship 100, which honors the most influential boardroom leaders each year. In 2013, she was named to the Financial Times Agenda "Top 50 Digital Directors' List." Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering Science from California Institute of Technology. Among other qualifications, the Board believes Ms. Infante is qualified to serve on the Board due to her executive leadership experience, including based on her service as a chief executive officer of various companies, along with extensive operational expertise and experience in engineering, sales, and marketing.

              Richard J. Lynch, 69, has been a director and Chairman of the Board of Ribbon since October 2017 and was a director of Sonus from February 2014, and Chairman of the Board of Sonus from June 2016, until the closing of the Merger. Since September 2011, Mr. Lynch has served as the President of FB Associates, LLC, which provides advisory and consulting services at the intersection of technology, marketing and business operations. Mr. Lynch was the Executive Vice President and Chief Technology Officer for Verizon Communications between 2007 and 2011, and the Executive Vice President and Chief Technology Officer of Verizon Wireless and its predecessors from 1990 until 2007. Mr. Lynch has been at the forefront of wireless technology solutions and was responsible for the selection of CDPD, CDMA, EV-DO and LTE for use within the Verizon network. Building on these and other key technology decisions, Mr. Lynch has driven the introduction of key innovative products and services into the marketplace. Mr. Lynch is a Life Fellow of the Institute of Electrical and Electronic Engineers

and has been awarded patents in the field of wireless communications. Mr. Lynch has served as a member of the Board of Directors and the Compensation, Nominating and Governance Committee of Blackberry Limited since February 2013. From March 2012 to May 2016, he served as a member of the Board of Directors, Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of Ruckus Wireless, Inc. From November 2010 to November 2013, Mr. Lynch served as Chairman of the Board of Directors and a member of the Nominating and Corporate Governance Committee of TranSwitch Corp. Mr. Lynch also serves as a member of the Board of Directors of three privately held companies. He has also sat on the boards of numerous industry organizations, including the GSM Association and the CDMA Development Group, and as a member of the Federal Communications Commission Technical Advisory Committee and Communications Security Reliability and Interoperability Council. For his leadership in the early years of wireless data, Mr. Lynch was honored with the President's Award by the Cellular Telecommunications Industry Association. He has also been inducted into the Wireless History Foundation's Hall of Fame. Mr. Lynch is a graduate of Lowell Technological Institute (now the University of Massachusetts, Lowell), where he received Bachelor of Science and Master of Science degrees in electrical engineering. He has also completed post-graduate work at the Wharton School of the University of Pennsylvania and the Johnson School of Management at Cornell University. The Board believes Mr. Lynch is qualified to serve on the Board based on his significant experience in technology leadership positions, in particular at Verizon Communications, and as a director of various public companies in the telecommunications industry.

              Kent J. Mathy, 58, has been a director of Ribbon since October 2017. He has been Chief Executive Officer of Sequential Technology International, a provider of customer care and customer experience outsourcing, since January 2017. Previously, beginning in November 2013, Mr. Mathy served as President, Southeast Region of AT&T Mobility, a wireless telecommunications provider. From November 2008 to November 2013, Mr. Mathy was President, North Central Region for AT&T Mobility, and from December 2007 to November 2008, he was President, Small Business for AT&T Mobility. From January 2003 to December 2007, he was President, Business Markets Group at Cingular Wireless (as AT&T Mobility was formerly known). Mr. Mathy has also served as a director of Everbridge, Inc. since 2013. Earlier in his career, Mr. Mathy held a variety of management positions at AT&T over a period of 18 years. Mr. Mathy holds a B.A. in marketing from the University of Wisconsin-Oshkosh and attended the University of Michigan, Executive Program in 1993. The Board believes Mr. Mathy is qualified to serve on the Board because of his extensive leadership roles at various telecommunications companies, in particular at AT&T.

              Scott E. Schubert, 64, has been a director of Ribbon since October 2017 and was a director of Sonus from February 2009 until the closing of the Merger. From 2005 until 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC, a leading global information solutions company. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high-technology company. Mr. Schubert also served as head of BP Amoco's Global Financial Services from 1995 to 1999, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies in 1998. From August 2011 to October 2014, he served as a member of the Board of Directors, the Compensation Committee, the Audit Committee and the Compliance Committee of Isle of Capri Casinos, Inc. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics. He also earned his Bachelor of Science degree at Purdue University, with dual majors in Engineering and Accounting. Among other qualifications, Mr. Schubert brings to the Board executive leadership experience, including from his service as a chief financial officer of various companies, along with extensive financial expertise. The Board believes Mr. Schubert is qualified to serve on the Board because of his experience as a Chief Financial Officer, in particular at TransUnion LLC and NTL, Inc., and his experience leading the integration of two large public companies.

              Richard W. Smith, 65, has been a director of Ribbon since October 2017. He has been the Head of Private Investments at JPMorgan Chase & Co., a multinational banking and financial services holding company, since November 2014, which position includes private and public company investments on the bank's balance sheet. He has held positions as Managing Director and Managing Partner and General Partner at private equity and venture funds since 1981, including One Equity Partners from 2002 to November 2014 and Allegra Partners and predecessor entities from 1981 to 2013. From 1979 to 1981, Mr. Smith was Senior Investment Manager at Citicorp Venture Capital Ltd., a former venture and private equity investment division of Citigroup Inc. Prior to that he worked in the International Money Management Group of Morgan Guaranty Trust Company of New York from 1974 to 1979. Mr. Smith was previously a Director of GENBAND from 2014 to 2017 and has 39 years' experience as a technology investor and as a board member of both public and private companies. He has served as a Director of Smartrac N.V., a provider of software and RFID tags targeted at the Internet of Things market, since 2012, Alorica, Inc., a provider of outsourced customer care solutions, since July 2016, and Merchant-Link, LLC, a provider of cloud-based payment gateway and data security solutions, since October 2016. He has also served as Chairman of Schoeller Allibert Group, a manufacturer of Returnable Transit Packaging, since July 2016. He has also served as a Director of the Princeton National Rowing Association since 2008. Mr. Smith earned his B.A. from Harvard College and is co-author of the book Treasury Management: A Practitioner's Handbook, John Wiley & Sons, 1980. The Board believes Mr. Smith is qualified to serve on the Board due to his extensive background in finance and private equity and his experience serving as a director of companies in the telecommunications industry.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the election of the eight director nominees named above.

 PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte has acted as the independent registered accounting firm of Ribbon since the closing of the Merger, and of Sonus from August 2005 until the closing of the Merger. We are asking our stockholders to ratify this appointment. If this proposal is not approved at the 2018 Annual Meeting, our Audit Committee may consider this fact when it appoints our independent registered public accounting firm for the fiscal year ending December 31, 2019. Even if the proposal is approved at the 2018 Annual Meeting, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the interests of the Company and its stockholders.

              Representatives of Deloitte are expected to be present at the 2018 Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by stockholders.

Deloitte Fees

              The following is a summary and description of fees for services provided by Deloitte in 2017 and 2016 to Ribbon (since the closing of the Merger) and to Sonus (until the closing of the Merger):

Fee Category	2017	2016
Audit Fees	$2,512,297	$1,413,585
Audit-Related Fees	—	—
Tax Fees	127,639	226,171
All Other Fees	13,475	13,475

Total	$2,653,411	$1,653,231

              Audit Fees.    These amounts represent fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. The 2017 amount includes $767,125 of fees incurred in connection with the Merger of Sonus and GENBAND and the filing of the related registration statement on Form S-4. Audit fees also include advice on accounting matters that may arise in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

              Audit-Related Fees.    Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

              Tax Fees.    Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, and transfer pricing advice and planning. Of this amount for fiscal 2017, $112,961 represents fees for tax compliance and preparation.

              All Other Fees.    All other fees consist of professional products and services other than the services reported above, including fees for our subscription to Deloitte's online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

              The Sonus Audit Committee had adopted a policy to pre-approve audit and permissible non-audit services provided by the independent registered public accounting firm, which was subsequently adopted by Ribbon's Audit Committee. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit a list of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Sonus and Ribbon Audit Committees, as applicable, pre-approved all of the services and fees of Deloitte set forth above.

              Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm. The Audit Committee has determined that the provision of services described above to us by Deloitte is compatible with maintaining Deloitte's independence.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

 PROPOSAL 3 — A NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

              The Board is dedicated to excellence in governance and is mindful of the interests our stockholders have in our executive compensation program. As part of that commitment and pursuant to SEC rules, our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers. This proposal, which is typically called the "Say-on-Pay" proposal, offers stockholders the opportunity to express their opinions on our 2017 executive compensation program and policies for our named executive officers through the following resolution:

    "RESOLVED, that the stockholders of Ribbon Communications Inc. (the "Company") approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the "Compensation Discussion and Analysis" section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company's 2018 annual meeting of stockholders."

              This vote is not intended to address any specific element of compensation, but rather the overall compensation policies and practices relating to the named executive officers. Even though the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and the Board will, as they have done in prior years, take into account the outcome of this vote when making future compensation arrangements. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committees thereof).

              We believe that for the reasons summarized in the "Compensation Discussion and Analysis" section of this Proxy Statement, we have a compensation program deserving of stockholder support. Unless the Board modifies its policy regarding the frequency of holding "say on pay" advisory votes, such votes will take place every year and the next such vote will occur at the 2019 annual meeting of stockholders.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the approval, on an advisory basis, of our named executive officer compensation.

CORPORATE GOVERNANCE AND BOARD MATTERS

              We are committed to strong corporate governance practices, which include building long-term value for our stockholders and assuring the success of the Company for its stockholders and stakeholders, including employees, customers, suppliers and the communities in which we operate. To achieve these goals, our Board is charged with monitoring the performance of the Company and its officers as well as its programs and procedures to ensure compliance with law and our overall success. Governance is an ongoing focus at Ribbon, starting with the Board and extending to management and all employees. In addition, we solicit feedback from stockholders on governance and executive compensation practices in order to improve our practices.

              We believe our governance practices are strong for the following reasons:

Annual Election of Directors: Yes (no staggered board)
Majority Voting for Director Elections: Yes
Separate Chairman and CEO: Yes
Substantial Majority of Independent Directors: Yes
Independent Directors Meet without Management: Yes
Board Diversity (as to gender, experience and skills): Yes
Annual Equity Grant to Non-Employee Directors: Yes
Annual Board and Committee Self-Evaluations: Yes
Annual Advisory Approval of Executive Compensation: Yes
Disclosure Committee for Financial Reporting: Yes
Integration Committee for Assistance Following Business Combinations: Yes
Review and Approval Policy for Related Party Transactions: Yes
Share Ownership Guidelines for our CEO, Certain Officers and our Non-Employee Directors: Yes
Clawback Policy for Recovering Incentive-Based Compensation Following an Accounting Restatement: Yes

Oversight of Risk Management

              At Ribbon, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to stockholder value. The Board is responsible for assessing the Company's approach to risk management and overseeing management's execution of its responsibilities for identifying and managing risk. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of its responsibilities. Generally, strategic risks and the risks related to management delegation are overseen and evaluated by the full Board; financial, internal control and cybersecurity risks are overseen and evaluated by the Audit Committee; risks relating to our compensation policies are overseen and evaluated by the Compensation Committee; and risks related to governance are overseen and evaluated by the Nominating and Corporate Governance Committee. Each committee assesses identified risks and informs the Board about the risks as needed. Management also regularly reports on each such risk to the relevant committee or the Board. Moreover, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. Additional review or reporting on risks is conducted as needed or as requested by the Board or one of its committees. The Board believes that its role in the oversight of the Company's risks complements our current Board structure, as our structure allows our independent directors, through our three fully independent Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Board Composition and Stockholders Agreement

              Our Board currently consists of eight directors. On October 27, 2017, in connection with the Merger, the Company entered into the Stockholders Agreement with the JPM Stockholders. The Stockholders Agreement provides, among other things, that: (i) for so long as the JPM Stockholders beneficially own at least 80% of the common stock beneficially owned on the closing date of the Merger, the JPM Stockholders will have the right to designate five directors to serve on the Board, at least two of whom must be independent directors as defined in the Stockholders Agreement; (ii) from and after the first time that the JPM Stockholders beneficially own less than 80% of the common stock beneficially owned on the closing date of the Merger, the number of directors that the JPM Stockholders will have the right to designate will be reduced to four, at least one of whom must be an independent director as defined in the Stockholders Agreement; (iii) from and after the first time that the JPM Stockholders beneficially own less than 70% of the common stock beneficially owned on the closing date of the Merger, the number of directors that the JPM Stockholders will have the right to designate will be reduced to three, at least one of whom must be an independent director as defined in the Stockholders Agreement; (iv) from and after the first time that the JPM Stockholders beneficially own less than 50% of the common stock beneficially owned on the closing date of the Merger, the number of directors that the JPM Stockholders will have the right to designate will be reduced to two, neither of whom need be an independent director as defined in the Stockholders Agreement; (v) from and after the first time that the JPM Stockholders beneficially own less than 30% of the common stock beneficially owned on the closing date of the Merger, the number of directors that the JPM Stockholders will have the right to designate will be reduced to one, who does not need to be an independent director as defined in the Stockholders Agreement; and (vi) upon the first date that the JPM Stockholders beneficially own less than 10% of the common stock beneficially owned on the closing date of the Merger, the JPM Stockholders will have no board designation rights and the Company may, following a request of the majority of directors serving (other than those designated by the JPM Stockholders), require any designees of the JPM Stockholders to resign from the Board. The Stockholders Agreement further provides that the Nominating and Corporate Governance Committee will designate the Company's then-serving CEO as a director, as well as such additional number of directors as constitutes the full Board.

Director Independence

              The current Board consists of eight directors, one of whom is employed by the Company (Mr. Hobbs). Our Corporate Governance Guidelines provide that, in determining the independence of a director, the Board will be guided by the definitions of "independent director" in the listing standards of Nasdaq and applicable laws and regulations as well as the definition of "independent director" set forth in the Stockholders' Agreement.

              For purposes of the Stockholders Agreement, "independent director" means a person nominated or serving as a director on the Board who: (i) is independent for purposes of the rules of the Nasdaq and the SEC; (ii) does not then serve and has not served as a director, officer, partner or other senior-level employee (or other employee or consultant within the prior five years) of, and does not otherwise then receive (and has not at any time otherwise received) any material compensation from, any JPM Stockholder or any of its affiliates; and (iii) does not then serve (and has not at any time within the prior two years served) as a director, officer, employee or consultant of, and does not otherwise then receive (and has not at any time within the prior two years otherwise received) any compensation from, any portfolio company of any JPM Stockholder or any of its affiliates or any other third party that owns 15% or more of the Company's issued and outstanding common stock (as defined in the Stockholders Agreement). Certain qualifications and exclusions apply to the foregoing definition, and the Nominating and Corporate Governance Committee may waive certain of the foregoing independent director independence requirements in certain circumstances.

              During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board conducted an annual review of director independence and affirmatively determined that each of Kim S. Fennebresque, Bruns H. Grayson, Beatriz V. Infante, Richard J. Lynch, Kent J. Mathy and Scott E. Schubert does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that, as a result, each is an "independent director" as defined under Nasdaq Rule 5605(a)(2). The Sonus Board reached a similar determination with respect to each of Matthew Bross, Howard Janzen, Pamela Reeve and John Schofield, each of whom served as a director of Sonus until the closing of the Merger between Sonus and GENBAND. The Board also conducted a review of director independence under the standards set forth in the Stockholders Agreement and determined that each of Kim S. Fennebresque, Bruns H. Grayson, Beatriz V. Infante, Richard J. Lynch, Kent J. Mathy and Scott E. Schubert is an "independent director" as defined in the Stockholders Agreement. Due to his appointment as CEO in December 2017, Franklin (Fritz) W. Hobbs no longer qualifies as an independent director under the Stockholders Agreement. Due to his affiliation with the JPM Stockholders, Richard W. Smith does not qualify as an independent director under the Stockholders Agreement.

              There are no family relationships among any of our directors, nominees for director and executive officers.

Meeting Attendance

              Our Board recognizes the importance of director attendance at Board and committee meetings. Our Board held 18 meetings during 2017, four of which were regular meetings and 14 of which were special meetings. Of the four regular meetings in 2017, one occurred after the closing of the Merger. Of the 14 special meetings in 2017, four occurred after the closing of the Merger. Each of the directors attended at least 75% of the combined total meetings of the Board and its committees on which they served. While we do not have a formal policy regarding the attendance of directors at our annual meetings of stockholders, it is expected that absent compelling circumstances directors will attend. As Ribbon was not a public company until after the Merger, Ribbon did not hold an annual meeting of stockholders in 2017. Seven of the eight then-current directors who served on the Board of Sonus at the time of Sonus' 2017 annual meeting attended such meeting.

Board Committees

              Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Integration Committee and the Nominating and Corporate Governance Committee. Each of the standing committees is composed entirely of independent directors as defined under applicable rules, including the Nasdaq rules and, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Exchange Act and, in the case of all members of the

Compensation Committee, the heightened independence requirements for Compensation Committee members under the Nasdaq rules.

              Under the Stockholders Agreement, subject to the Company's obligation to comply with any applicable independence requirements under the Nasdaq rules and SEC rules, for as long as the JPM Stockholders have the right to designate at least three directors to serve on our Board, at least one member of each of our Board's standing committees must be a designee of the JPM Stockholders. In addition, for so long as the JPM Stockholders have the right to designate at least one director who is an "independent director" as defined in the Stockholders Agreement, the Nominating and Corporate Governance Committee must consist of three directors, each of whom must be an "independent director" under the Stockholders Agreement and one of whom must be a designee of the JPM Stockholders.

              Audit Committee.    Our Board has established an Audit Committee consisting of three members: Messrs. Schubert (Chairman) and Grayson and Ms. Infante. Our Board has determined that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. This designation is a disclosure requirement of the SEC related to Mr. Schubert's experience and understanding with respect to certain accounting and auditing matters, but it does not impose upon Mr. Schubert any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Audit Committee held eight meetings during 2017, two of which occurred after the closing of the Merger.

              As described more fully in its charter, the Audit Committee's responsibilities include, among other things: (i) appointing, evaluating, compensating, overseeing the work of and, if appropriate, terminating the appointment of the independent auditor; (ii) overseeing the Company's financial reporting, including reviewing and discussing with management, the independent auditor and a member of the internal audit function, prior to public release, the Company's annual and quarterly financial statements to be filed with the SEC; (iii) overseeing management's design and maintenance of the Company's internal control over financial reporting and disclosure controls and procedures; and (iv) reviewing and discussing with management and the independent auditor the Company's financial risk exposures and assessing the policies and procedures management has implemented to monitor and control such exposures. The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance.

              Compensation Committee.    The Compensation Committee consists of three members: Messrs. Fennebresque (Chairman) and Grayson and Ms. Infante. The Compensation Committee held seven meetings during 2017, three of which occurred after the closing of the Merger.

              As described more fully in its charter, the Compensation Committee's responsibilities include, among other things: (i) reviewing and approving the Company's compensation plans, practices and policies for directors and executive officers, including a review of any risks arising from compensation practices and policies for employees that are reasonably likely to have a material adverse effect on the Company; (ii) reviewing the Company's succession plans for executive officers, where requested to do so by the Board; (iii) making recommendations to the Board regarding the establishment and terms of any incentive compensation or equity-based plans and monitoring their administration; and (iv) before selecting or receiving advice from a compensation advisor (other than in-house legal counsel), considering various factors relating to the independence of such advisor.

              The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance.

              Integration Committee.    The Integration Committee consists of three members: Messrs. Mathy (Chairman), Grayson and Schubert. The Integration Committee held two meetings during 2017. As described more fully in its charter, the Integration Committee is primarily responsible for advising and making recommendations to the Board, as applicable, on the implementation, operation, and other integration efforts relating to a business combination. The Integration Committee operates pursuant to a written charter adopted by the Board.

              Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of three members: Messrs. Fennebresque (Chairman), Lynch and Schubert. The Nominating and Corporate Governance Committee held four meetings during 2017, one of which occurred after the closing of the Merger.

              As described more fully in its charter, the Nominating and Corporate Governance Committee's responsibilities include, among other things: (i) identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for: (a) nomination for election by the stockholders and (b) any Board vacancies that are to be filled by the Board, subject to any rights regarding the selection of directors by holders of preferred shares and any other contractual or other commitments of the Company; (ii) developing and recommending to the Board, overseeing the implementation and effectiveness of, and recommending modifications as appropriate to, a set of corporate governance guidelines applicable to the Company; (iii) reviewing annually with the Board the composition of the Board as a whole and a succession plan in the event one or more directors ceases to serve for any reason; (iv) overseeing the annual self-evaluation of the Board, its committees, individual directors and management; and (v) identifying appropriate director development and continuing education opportunities and making recommendations to the Board as appropriate. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance.

Compensation Committee Interlocks and Insider Participation

              During 2017, the members of the Compensation Committee were Messrs. Fennebresque (Chairman) and Grayson and Ms. Infante. Mr. Schofield and Ms. Reeve also served as members of our Board as well as its Compensation Committee from January 1, 2017 until the closing of the Merger between Sonus and GENBAND. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of our Board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

Director Nomination Process

              The Nominating and Corporate Governance Committee screens and recommends candidates for nomination by the full Board. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating and Corporate Governance Committee considers, among other skills and criteria, the following for nomination as a director: demonstrated business knowledge and experience and an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee's ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director.

              In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, gender, ethnicity, backgrounds and skills. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.

Stockholder Nominations and Recommendations of Director Candidates

              Stockholders who wish to recommend candidates to the Nominating and Corporate Governance Committee for consideration as potential director candidates should send their recommendation to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Ribbon Communications Inc., 4 Technology Park Drive, Westford, MA 01886. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner as candidates recommended by the Nominating and Corporate Governance Committee, as described above in "Director Nomination Process."

              Stockholders who wish to nominate director candidates or propose business to be considered directly at an annual meeting in accordance with the procedures set forth in our by-laws should follow the procedures set forth under the sections entitled "Stockholder Proposals For Presentation At 2019 Annual Meeting."

Board Leadership Structure

              The Company's Corporate Governance Guidelines provide that the Board leadership structure that is most appropriate for the Company at this time is a non-executive Chairman. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis, and makes decisions on the basis of what it considers to be best for the Company at any given point in time. Currently, our Board leadership structure consists of an independent Chairman, a separate CEO and strong committee chairs. The Board believes its leadership structure provides for appropriate independence between the Board and management because the current leadership structure offers the following benefits: (i) increasing the independent oversight of Ribbon and enhancing our Board's objective evaluation of our CEO; (ii) liberating the CEO to focus on company operations instead of Board administration; (iii) providing the CEO with an experienced sounding board; (iv) providing greater opportunities for communication between stockholders and our Board; (v) enhancing the independent and objective assessment of risk by our Board; and (vi) providing an independent spokesperson for our Company.

Executive Sessions of the Board

              The Company's Board is structured to promote independence and is designed so that independent directors exercise oversight of the Company's management and key issues related to strategy and risk. Under our Corporate Governance Guidelines, our independent directors are required to meet in executive session at regularly scheduled Board meetings without management present to discuss any matters the independent directors consider appropriate. We expect the Board to have a least four executive sessions each year.

Stock Ownership Guidelines

              The Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, our non-employee directors, our Chief Executive Officer and our other officers required to file reports under Section 16 of the Exchange Act are subject to a stock ownership policy. For additional information regarding our stock ownership policy, please see the section entitled "Compensation Discussion and Analysis—Stock Ownership Requirements" below.

Additional Governance Matters

              Code of Ethics.    Our Board has adopted a written Code of Conduct, which qualifies as a "code of ethics" as defined by the regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act. The Code of Conduct is intended to provide guidance on the conduct expected of Ribbon's employees, officers and directors in the interests of preserving Ribbon's reputation for integrity, accountability and fair dealing. To ensure that our business is conducted in a consistently legal and ethical manner, all of our directors, officers and employees must act in accordance with our Code of Conduct.

              We intend to disclose any amendment to or waiver of a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at www.ribboncommunications.com) and/or our public filings with the SEC.

              Public Availability of Corporate Governance Documents.    For more corporate governance information, you are invited to access our key corporate governance documents, including our Corporate Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee on our corporate website at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance or in print, free of charge, if you request them from our corporate secretary at Ribbon Communications Inc., 4 Technology Park Drive, Westford, Massachusetts 01886, Attention: Corporate Secretary. The references in this Proxy Statement to our corporate website are not intended to, and do not, incorporate by reference into this Proxy Statement any materials contained on such website.

              Stockholder Communications with the Board of Directors.    Stockholders may communicate with our Board by writing, calling or e-mailing our Investor Relations Department at Ribbon Communications Inc., 4 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, (978) 614-8440, ir@rbbn.com. Our Investor Relations Department will review all such communications and will forward to the Chairman of the Audit Committee all communications that raise an issue appropriate for consideration by our Board.

 AUDIT COMMITTEE REPORT

              The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

              We reviewed Ribbon's audited financial statements for the fiscal year ended December 31, 2017 and discussed these financial statements with Ribbon's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Ribbon's management is responsible for Ribbon's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Ribbon's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), is responsible for performing an independent audit of Ribbon's financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report on those financial statements and issuing a report on the effectiveness of Ribbon's internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and AS No. 1301, Communications with Audit Committees.

              Deloitte provided us with, and we reviewed, the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This rule requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. In addition to engaging in this discussion with Deloitte regarding its independence, we also considered whether Deloitte's provision of other, non-audit related services to Ribbon is compatible with maintaining Deloitte's independence.

              Based on our discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Ribbon Board of Directors that the audited financial statements be included in Ribbon's Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by, AUDIT COMMITTEE: Scott E. Schubert (Chairman) Bruns H. Grayson Beatriz V. Infante

DIRECTOR COMPENSATION

              The Compensation Committee reviews the compensation of our non-employee directors periodically and recommends changes to the Board when it deems appropriate. The following table describes the components of the non-employee directors' compensation for 2017:

Director Compensation Program

Compensation Element	Pre-Merger (Jan. 1, 2017 - Oct. 26, 2017)	Post-Merger (Oct. 27, 2017 - Dec. 31, 2017)

Annual Retainer	$40,000	$60,000+

Annual Equity Retainer
$150,000 in shares of restricted stock that vest after one year (or, if earlier, on the date of the next annual meeting if the non-employee director does not stand for re-election or is not re-elected by stockholders of the Company)
$120,000+ in shares of restricted stock that vest after one year (or, if earlier, on the date of the next annual meeting if the non-employee director does not stand for re-election or is not re-elected by stockholders of the Company))

Committee Fees*	$10,000 for the Audit Committee $7,500 for the Compensation Committee $5,000 for the Nominating and Corporate Governance Committee	$15,000 for the Audit Committee $10,000 for the Compensation Committee $5,000 for the Nominating and Corporate Governance Committee $5,000 for the Integration Committee

Chair Fee	$20,000 for the Non-Executive Chairman of the Board* $20,000 for the Audit Committee** $15,000 for the Compensation Committee** $10,000 for the Nominating and Corporate Governance Committee**
$100,000 for the Non-Executive Chairman of the Board*

$25,000 for the Audit Committee**

$17,000 for the Compensation Committee**

$10,000 for the Nominating and Corporate Governance Committee**

$10,000 for the Integration Committee**

New Director Equity Award (one-time grant)	$200,000 in shares of restricted stock that vest after one year	$180,000+ in shares of restricted stock that vest after one year

Stock Ownership Guidelines	Ownership of common stock that has a value equivalent to five times the annual cash retainer; to be satisfied on or before September 16, 2019 for current directors or within five years of joining the Board for future directors	Ownership of common stock that has a value equivalent to five times the annual cash retainer; to be satisfied on or before October 27, 2022 for current directors or within five years of joining the Board for future directors

*            Compensation for service as the chairman of the Board or a committee member is in addition to the compensation paid for Board service.

**          Compensation for service as a committee chair is in addition to the compensation paid for service on such committee.

+            Mr. Smith is not entitled to any annual or new director equity grants. In lieu of such grants, Mr. Smith's annual retainer is $160,000 and he is eligible to receive an initial member cash retainer fee equal to $150,000, payable at the end of 2018.

Pre-Merger Director Compensation

              The members of the Sonus board of directors (the "Sonus Board") were entitled to certain cash and equity compensation in connection with their service on the Sonus Board during 2017. All cash retainers and fees were paid in semi-annual installments in advance in January and July 2017 and were not prorated or adjusted to take into account the Merger. All director equity grants prior to the Merger (the "2017 Sonus Director Grants") occurred on June 15, 2017 and were generally eligible to vest on the first anniversary of the date of grant (except as noted above). In connection with the Merger, the 2017 Sonus Director Grants were accelerated on a prorated basis based on the portion of the fiscal year that was completed through the Merger Date and the remainder of the 2017 Sonus Director Grants were forfeited.

Post-Merger Director Compensation

              Following the Merger, the Compensation Committee engaged Frederic W. Cook & Co., Inc. ("FW Cook"), its compensation consultant, to review and recommend an updated director compensation program taking into account the combined business. Following review of such recommendation, we adopted a new director compensation program for the post-Merger period. Such compensation program is intended to generally align with the median of the Company's peer group, subject to certain adjustments in compensation to reflect anticipated increases in workload of certain board positions due to the Merger. Under the updated policy, the members of the Ribbon board of directors (the "Ribbon Board") were entitled to certain cash and equity compensation in connection with their appointment to, and service on, the Ribbon Board during 2017 following the Merger. All cash retainers and fees were paid in quarterly installments in arrears, with the retainers and fees for the fourth quarter 2017 prorated for the portion of such quarter occurring following the Merger. Each member of the Ribbon Board (other than Mr. Smith) received director equity grants in respect of service after the Merger on January 16, 2018, including a new director equity grant (the "2017 Ribbon Director Initial Grant") and an annual director equity grant (the "2017 Ribbon Director Annual Grant"), each as described above, with the 2017 Ribbon Director Annual Grant prorated for the period of service between the Merger Date and the 2018 Annual Meeting. The 2017 Ribbon Director Initial Grant is eligible to vest on January 16, 2019. The 2017 Ribbon Director Annual Grant is generally eligible to vest on the date of the 2018 Annual Meeting. Mr. Smith did not receive any equity awards in 2017 as compensation for services as a member of the Board. In lieu of the 2017 Ribbon Director Annual Grant, Mr. Smith is entitled to $25,000 per quarter, payable in arrears, of which $17,935 was paid for his service in 2017. In lieu of the 2017 Ribbon Director Initial Grant, Mr. Smith will be paid an initial member cash retainer fee of $150,000 at the end of 2018, subject to continued service through such date. All compensation for Mr. Smith's services is paid directly to Heritage PE (OEP) III L.P. ("Heritage III").

Total Director Compensation for 2017

              The following table contains information on compensation earned by each non-employee member of our Board during 2017:

2017 Director Compensation

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)
Matthew W. Bross(3)	45,000	150,007	195,007
Kim S. Fennebresque	18,293	256,284	274,577
Bruns H. Grayson	14,348	256,284	270,632
Beatriz V. Infante(4)	66,495	406,291	472,786
Howard E. Janzen(3)	60,000	150,007	210,007
Richard J. Lynch(4)	89,592	406,291	495,883
Kent J. Mathy	13,451	256,284	269,735
Pamela D.A. Reeve(3)	52,500	150,007	202,507
John A. Schofield(3)	61,250	150,007	211,257
Scott E. Schubert(4)	79,728	406,291	486,019
Richard W. Smith(5)	178,696	—	178,696

(1)
The amounts in this column do not reflect compensation actually received by the applicable director. Instead, the amounts reflect the grant date fair value of restricted stock awards, as calculated in accordance with Accounting Standards Codification 718, Compensation—Stock-Based Compensation ("ASC 718").

The $150,007 reported for each of Messrs. Bross, Janzen, and Schofield and Ms. Reeve represents the grant date fair value of his or her 2017 Sonus Director Grant of 19,816 shares of restricted stock. In connection with the Merger, the vesting of his or her grant was accelerated on a pro rata basis such that 7,275 shares vested and the remaining 12,541 shares were cancelled.

The $256,284 reported for each of Messrs. Fennebresque, Grayson and Mathy is comprised of his 2017 Ribbon Director Initial Grant of 25,211 shares of restricted stock with a grant date fair value of $180,007 and his 2017 Ribbon Director Annual Grant of 10,683 shares of restricted stock with a grant date fair value of $76,277.

The $406,291 reported for each of Messrs. Lynch and Schubert and Ms. Infante represents the grant date fair value of his or her 2017 Sonus Director Grant of 19,816 shares of restricted stock with a grant date fair value of $150,007, his or her 2017 Ribbon Director Initial Grant of 25,211 shares of restricted stock with a grant date fair value of $180,007, and his or her 2017 Ribbon Director Annual Grant of 10,683 shares of restricted stock with a grant date fair value of $76,277. In connection with the Merger, each of Messrs. Lynch's and Schubert's and Ms. Infante's 2017 Sonus Director Grant was accelerated on a pro-rated basis such that 7,275 shares vested on the Merger Date and the remaining 12,541 shares were cancelled in January 2018.

Mr. Smith did not receive any equity awards in 2017 as compensation for services as a member of the Board. Mr. Smith's cash compensation in the table above includes $150,000 of cash that will be paid to Heritage III in 2018 in lieu of his initial director equity grant and $17,934, which represents the pro-rated amount of cash in lieu of stock paid to Heritage III for the period from October 27, 2017 to December 31, 2017.

    As of December 31, 2017, our non-employee directors held an aggregate of 37,623 unvested shares of our common stock as follows:

Non-Employee Directors	Number of Unvested Shares Held as of 12/31/17
Beatriz Infante	12,541
Richard J. Lynch	12,541
Scott Schubert	12,541

Such unvested shares were forfeited by the applicable non-employee directors as of January 16, 2018.

(2)
Non-employee directors also are eligible to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at our Board or committee meetings.

(3)
Messrs. Bross, Janzen and Schofield and Ms. Reeve each ceased serving as a director following the Merger.

(4)
Ms. Infante and Messrs. Lynch and Schubert served as directors on the Sonus Board through October 27, 2017 and thereafter continued to serve as directors on the Ribbon Board. The cash payments were received in consideration for their services on the Sonus Board prior to the Merger and the Ribbon Board following the Merger.

(5)
Mr. Smith is not entitled to any equity compensation in connection with his services on the Board. Fee paid to Mr. Smith included herein represent annual director fees, consistent with other non-employee directors, and additional fees in lieu of the 2017 Ribbon Director Annual Grant and the Initial Director Grant. All compensation for Mr. Smith's services is paid directly to Heritage III.

EXECUTIVE OFFICERS OF THE REGISTRANT

              The executive officers of the Company as of the date hereof are listed below:

Name	Age	Position
Franklin (Fritz) W. Hobbs	70	President and Chief Executive Officer
Daryl E. Raiford	55	Executive Vice President and Chief Financial Officer
Steven Bruny	60	Executive Vice President, Global Operations
Justin K. Ferguson	40	Executive Vice President, General Counsel and Corporate Secretary
Patrick Joggerst	60	Chief Marketing Officer and Executive Vice President, Business Development
John McCready	54	Executive Vice President and Chief Strategy Officer
Kevin Riley	47	Executive Vice President, Chief Technology Officer and Advances R&D
Anthony Scarfo	57	Executive Vice President, Products and R&D
Michael Swade	55	Executive Vice President, Global Sales
David A. Walsh	56	Founder and President, Kandy

              Biographical information regarding each executive officer other than Franklin (Fritz) W. Hobbs is set forth below. Mr. Hobbs' biographical information is set forth above under the section entitled "Proposal 1—Election of Directors."

              Daryl E. Raiford has served as our Executive Vice President and Chief Financial Officer since October 2017. He previously served in the same position at GENBAND since 2010. Between 2007 and 2010, Mr. Raiford served as Vice President and Chief Accounting Officer and Vice President of Business Transformation at Freescale Semiconductor. From 2004 through 2007, Mr. Raiford was Executive Vice President and Chief Financial Officer of New York-based Travelport, responsible for the worldwide finance and administrative functions of this global travel distribution firm. Before Travelport, Mr. Raiford spent five years at Compaq Computer Corporation and Hewlett Packard, holding several strategic positions including Vice President of Finance and Administration for the Americas at HP and Corporate Controller at Compaq. He also served as Chief Financial Officer for Shell Technology Ventures, based in Houston and The Hague. Mr. Raiford served ten years at Price Waterhouse in London and Houston, and is a Certified Public Accountant. He earned a bachelors of Business Administration in Accounting from The University of Texas at Austin.

              Steven Bruny has served as our Executive Vice President, Global Operations since October 2017. He previously served as Chief Operating Officer of GENBAND since January 2015. Mr. Bruny previously served as Senior Vice President of Major Accounts Sales for GENBAND beginning in July 2012. Prior to joining GENBAND, from July 2005 to March 2012, Mr. Bruny served as Chief Executive Officer of Aztek Networks, Inc., a telecommunications company, which was acquired by GENBAND in 2012. Prior to joining Aztek Networks, Inc., in 1999, Mr. Bruny co-founded Connexn Technologies, Inc., a telecommunications company, which was acquired by Azure Solutions, Ltd., in 2004. Prior to his position at Connexn Technologies, Inc., Mr. Bruny was Founder and CEO of IGS, a telecommunications software supplier, from 1993 to 1998. From 1988 to 1993, Mr. Bruny was also Founder and CEO of Information + Graphics Systems, Inc., a GIS software provider that was acquired by Hitachi Software Engineering in 1993. Mr. Bruny holds a bachelor of science degree in Physics from Colorado State University and an MBA from the University of Colorado.

              Justin K. Ferguson has served as Executive Vice President, General Counsel and Corporate Secretary since April 2018. Prior to joining Ribbon, from 2015 to 2018, Mr. Ferguson served as Vice

President, General Counsel and Corporate Secretary of Zix Corporation, a Nasdaq listed company that provides email security solutions. From 2011 to 2015, Mr. Ferguson served as Senior Vice President—Director of Legal for GENBAND. Prior to GENBAND, he was an attorney at the law firms of Weil, Gotshal & Manges LLP and Baker Botts L.L.P. Mr. Ferguson received a Juris Doctorate degree from Texas Tech University School of Law and a bachelors in Business Administration degree from Texas Tech University. He is a member of the State Bar of Texas.

              Patrick Joggerst has served as our Chief Marketing Officer and Executive Vice President, Business Development since October 2017. He joined GENBAND in March 2015 as Executive Vice President and Chief Marketing Officer and in January 2016 became Executive Vice President of Global Sales and Marketing. Prior to that, Mr. Joggerst served as Vice President of Global Sales for BroadSoft, Inc., a software company, from August 2012 to September 2014. Prior to that, Mr. Joggerst was the Executive Vice President and General Manager for the Carrier Services & Solutions business unit at Aricent Group, a software company, from September 2009 to July 2012. Earlier positions held by Mr. Joggerst include: Senior Vice President of World-Wide Sales at NextPoint Networks (formerly NexTone), a software company, from January 2007 to September 2008, Executive Vice President of Global Sales and Marketing at Telcordia Technologies, a telecommunications software company, from October 2002 to January 2006, President of PrimeCo Personal Communications, L.P., a wireless telecommunications provider, from January 2002 to August 2002, President of Carrier Service at Global Crossing, a telecommunications company, from February 1998 to December 2001, as well as several executive positions at AT&T, a telecommunications company, from February 1981 to January 1998. Mr. Joggerst is a graduate of Georgetown University's School of Foreign Service.

              John McCready has served as our Chief Strategy Officer since October 2017. Previously, he served as GENBAND's Executive Vice President, Products and Corporate Development since July 2013. Prior to this role, Mr. McCready was a Senior Vice President responsible for the Product Management organization from May 2010 until July 2013. Mr. McCready held leadership roles at Nortel Networks Corporation in Wireless Networks, Carrier Multimedia Networks and Carrier Data Networks between January 2007 and May 2010 and between September 1991 and August 2001. Prior to that, Mr. McCready led the Marketing and Carrier Sales organizations at SavaJe Technologies Inc., a software developer, which was acquired by SUN Microsystems, now a wholly-owned subsidiary of Oracle Corporation. Prior to that, from August 2001 to February 2005, Mr. McCready was Vice President of Marketing at Phonetic Systems Ltd, which was acquired by Nuance Communications in 2005. Mr. McCready holds a bachelor's in Electrical Engineering from the University of Calgary and an MBA from the Ivey School of Business at the University of Western Ontario.

              Kevin Riley has served as our Executive Vice President, Chief Technology Officer and Advances R&D since October 2017 and was Sonus' Senior Vice President, Engineering and Operations and Chief Technology Officer since February 2016. Previously, Mr. Riley served as Sonus' Vice President, Engineering and Chief Technology Officer from July 2014 to January 2016; Vice President of Platform Engineering from October 2012 to July 2014; and a Sonus Fellow from May 2011 to September 2012. Prior to joining Sonus, he was the Software Development Director at Verivue, Inc., a content delivery network software company, from August 2009 to May 2011. Mr. Riley holds a Bachelor of Science degree in Electrical Engineering from the University of Massachusetts, Amherst and a Master of Science degree in Electrical Engineering from Northeastern University.

              Anthony Scarfo has served as our Executive Vice President, Products and R&D since January 2018. From October 2016 to January 2018 he consulted for VTCSecure, a global communications solutions company. He has also served on the advisory board of VTCSecure since 2012. From October 2017 to January 2018, he was a consultant for the Visiting Nurse Association Health Group, helping launch a new company focused on helping people age in place. Mr. Scarfo was previously Sonus'

Executive Vice President, Services, Product Management and Corporate Development from October 2013 to October 2016; Senior Vice President, Technology Development from May 2012 to October 2013; Vice President and General Manager of Trunking, Policy and Business Development from February 2012 to May 2012; and Vice President of Business Development from September 2011 to February 2012. Mr. Scarfo is in charge of product development and global engineering. Prior to joining Sonus, Mr. Scarfo was the Vice President of Global Services Providers and System Integrators at Polycom, Inc., a leader in open, standards-based unified communications and collaboration solutions for voice and video collaboration, from February 2010 to May 2011, where he was responsible for developing Polycom, Inc.'s cloud strategy to deploy video and voice infrastructure for Managed and Hosted Unified Communication services. Previously, Mr. Scarfo was the Chief Strategy Officer and Head of Global Channels at ECI Telecom, which delivers communications platforms to carriers and services providers worldwide, from July 2006 to January 2010, where he led the development of a multi-faceted business strategy and developed a partner program with strategic and original equipment manufacturer partners. He also served as Vice President of Global Alliances and Partnerships at Juniper Networks, Inc., which designs, develops and sells network infrastructure products and services, from July 2002 to June 2006. Mr. Scarfo started his career at AT&T Inc., a premier communications holding company, and held leadership roles at Lucent Technologies, which designed and delivered systems, services and software for next-generation communications networks. Mr. Scarfo holds a Bachelor of Science degree in computer information systems from Manhattan College and a Master of Business Administration degree from Seton Hall University.

              Michael Swade has served as our Executive Vice President, Global Sales since October 3017 and was Sonus' Senior Vice President, Worldwide Sales since September 2014. Previously, Mr. Swade was Sonus' Interim Senior Vice President, Worldwide Sales and Marketing from July 2014 to September 2014 and Vice President and General Manager, Americas from May 2014 to July 2014. Prior to joining Sonus, from September 2011 to May 2014, he was the Executive Vice President, Sales at York Telecom Corporation ("Yorktel"), a global provider of unified communications and collaboration, cloud, and video managed services for large enterprise and federal government customers. Prior to his tenure at Yorktel, from February 2011 to September 2011, Mr. Swade acted as an independent consultant. From November 2010 to February 2011, Mr. Swade served as the Senior Vice President, Global Field Operations at Polycom, Inc. He was also Polycom, Inc.'s President, Europe from January 2010 to November 2010; Vice President, Service Provider and Unified Communications Sales from January 2008 to January 2010; and Vice President, Global Account Sales from January 2007 to January 2008. Mr. Swade holds a Bachelor of Science degree in Marketing from Eastern Illinois University and a Master of Business Administration degree from Dominican University.

              David A. Walsh, has served as the Founder and President of Kandy, a division of Ribbon, since October 2017. Previously, he served as President and Chief Executive Officer of GENBAND since July 2013 and Chairman of GENBAND since September 2010. Previously, Mr. Walsh was a Managing Director of One Equity Partners ("OEP") from 2001 until July 2013. Mr. Walsh served on the Board of Directors of Aligned Energy LLC, an infrastructure technology company, from May 2013 to February 2015 and as Chairman of Nortel Networks Netas Telekomunikasyon A.S., Turkey's leading IT services business, from December 2000 to July 2017. In June 2017, Mr. Walsh was appointed Chairman of PledgeMusic, a unique marketplace where fans and artists connect. Mr. Walsh has also served on the Board of Directors of Telwares Inc., a technology consulting firm that was sold to Alsbridge, Inc., from 2004 to 2012 and served on the Board of SAVVIS, a web hosting and managed services business that was sold to CenturyLink, Inc., from 2005 to 2007. He was Chairman of WestCom Corporation, a global network services company that was sold to IPC Communications, Inc., which we refer to as IPC, from 2005 to 2007, and was the Chairman of Telerate, Inc. (formerly Moneyline Telerate, Inc.), an OEP investment sold to Reuters Group PLC, from 2001 to 2005. Mr. Walsh was also a member of the Board of Directors of IPC from 1997 to 2000. In addition, Mr. Walsh founded IXnet, Inc. in 1993 and served as its Chief Executive Officer and Chairman until its sale to Global Crossing Ltd. in 1998, at which time he became President and Chief Operating Officer through 2001. Mr. Walsh also founded Voyager Networks in 1993 and, in 1998, sold it to Global Center, which subsequently merged with Frontier Communications. Mr. Walsh received a bachelors in Business Administration from Valdosta State College and a masters in Telecommunications from New York University.

 BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

              The following table sets forth information regarding beneficial ownership of our common stock as of April 9, 2018 by:

    •
    each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

    •
    each of our named executive officers;

    •
    each of our directors; and

    •
    all of our current executive officers and directors as a group.

              Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that the person has the right to acquire within 60 days of April 9, 2018, through the exercise of any stock option or other equity right, are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

              Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of April 9, 2018 is based upon 104,073,016 shares of common stock outstanding on that date plus shares subject to options to the extent noted below.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers:
Franklin (Fritz) W. Hobbs	75,000	*
Daryl E. Raiford(1)	186,700	*
Raymond Dolan(2)	1,345,886	1.3%
Kevin Riley(3)	182,975	*
Jeffrey Snider(4)	—	—
Mike Swade(5)	208,703	*
Susan Villare(6)	44,607	*
David Walsh(7)	400,759	*
Non-Employee Directors:
Kim S. Fennebresque(8)	35,894	*
Bruns H. Grayson(8)	135,894	*
Beatriz V. Infante(8)	102,747	*
Richard J. Lynch(8)	99,226	*
Kent J. Mathy(8)	35,894	*
Scott E. Schubert(8)	97,854	*
Richard W. Smith	—	—
All current executive officers and directors as a group (17 persons)	1,924,289	1.8%
5% Owners:
JPMorgan Chase & Co. (9)	49,940,222	48.0%

*
Less than 1% of the outstanding shares of common stock

(1)
Includes 96,864 shares of restricted stock subject to vesting.

(2)
Mr. Dolan resigned his position effective December 14, 2017. The number of shares reported as beneficially held by Mr. Dolan is as of December 31, 2017.

(3)
Includes 27,602 shares of restricted stock subject to vesting.

(4)
Mr. Snider resigned his position effective December 14, 2017.

(5)
Includes 25,519 shares of restricted stock subject to vesting.

(6)
Includes 28,332 shares of restricted stock subject to vesting.

(7)
Includes 257,835 shares of restricted stock subject to vesting.

(8)
Includes 35,894 shares of restricted stock subject to vesting.

(9)
Based solely on a Schedule 13D filed with the SEC on November 6, 2017, reporting the beneficial ownership of 49,940,222 shares of our common stock. JPMorgan Chase & Co. ("JPMorgan Chase") reported shared voting and dispositive power with respect to all 49,940,222 shares, OEP III Co-Investors, L.P. ("OEP III Co-Investors") reported shared voting and dispositive power with respect to 1,142,007 shares, OEP II Partners Co-Invest, L.P. ("OEP II Partners Co-Invest") reported shared voting and dispositive power with respect to 1,749,504 shares, and Heritage III. reported shared voting and dispositive power with respect to 47,048,711 shares. JPMorgan Chase, OEP III Co-Investors, OEP II Partners Co-Invest and Heritage III are collectively referred to as the "JPMorgan Reporting Persons". JPMorgan Chase is a publicly traded entity listed on the New York Stock Exchange, which is the sole member of JPMorgan Holdings LLC, which is the sole member of Banc One Financial LLC, which is the sole member of OEP Holdings LLC, which is the sole member of JPMC Heritage Parent LLC, which is the general partner of OEP General Partner III L.P., which is the general partner of Heritage III. As such, each of OEP Holding LLC, JPMC Heritage Parent LLC and OEP General Partner III L.P. may be deemed to have or share beneficial ownership of the common stock held directly by Heritage III. OEP III Co-Investors and OEP II Partners Co-Invest are subject to certain contractual agreements and statutory obligations to acquire and vote shares side-by-side with Heritage III. The business address of OEP II Partners Co-Invest, L.P. is 510 Madison Ave., 19th Floor, New York, NY 10022. The business address of each of the other JPMorgan Reporting Persons is 270 Park Avenue, 10th Floor, New York, NY 10017.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and subsequent changes in that ownership with the SEC. Based solely on a review of the copies of reports furnished to us and the written representations of our directors and officers, we believe that, (i) from the closing of the Merger until December 31, 2017, all of Ribbon's directors, officers and greater than 10% stockholders complied with all Section 16(a) filing requirements, and (ii) from January 1, 2017 until the closing of the Merger, all of Sonus' directors, officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

              The Sonus Board of Directors had adopted, and the Ribbon Board adopted following the closing of the Merger, a written related person transaction policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Under the policy, any potential related person transactions must be reported to our general counsel, who is responsible for determining whether such transactions constitute related person transactions subject to the policy. Our general counsel is required to present to the Audit Committee each proposed related person transaction. The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction. If the Audit Committee does not approve or ratify a related person transaction, such transaction will not be entered into or will be terminated, as the Audit Committee directs.

              Other than as described below and the compensation arrangements described elsewhere in this Proxy Statement, since January 1, 2017, there has not been, and there is not currently proposed, any transaction or series of similar transactions (i) to which we were or will be a participant, (ii) in which the amount involved exceeded or will exceed $120,000, and (iii) in which any director, executive officer or a holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Stockholders Agreement

              On October 27, 2017, in connection with the Merger, the Company entered into a Stockholders Agreement with the JPM Stockholders. The Stockholders Agreement provides the JPM Stockholders with certain Board and Board committee designation rights as described above under "Corporate Governance—Board Composition and Stockholders Agreement" and "Corporate Governance—Board Committees," and contains certain voting commitments as described in "Proposal 1—Election of Directors".

              The Stockholders Agreement contains certain standstill provisions restricting the JPM Stockholders from acquiring (or seeking or making any proposal or offer with respect to acquiring) additional common stock or any security convertible into common stock or any assets, indebtedness or businesses of the Company or any of its subsidiaries. Certain customary exclusions apply, and acquisitions of common stock by the JPM Stockholders will be permitted in open market acquisitions during open trading windows, following the determination of a majority of the Company's independent directors (as defined by the Stockholders Agreement) not to cause the Company to repurchase a material amount of common stock during such trading window. These restrictions are subject to certain customary exclusions. The standstill restrictions apply from the date of the Stockholders Agreement until the earlier of the acquisition of the Company by a third party in a change of control transaction as discussed in further detail below and when the JPM Stockholders no longer have any rights to nominate or designate nominees to the Board.

              Without the approval of a majority of the independent directors (as defined by the Stockholders Agreement), no JPM Stockholder may enter into or affirmatively support any transaction resulting in a change of control of the Company in which any JPM Stockholder receives per share consideration as a holder of common stock in excess of that to be received by other holders of common stock.

              For 180 days following the closing of the Merger between Sonus and GENBAND, no JPM Stockholder may transfer any voting common stock that it beneficially owns (except to a permitted transferee that agrees to hold the stock subject to the terms of the Stockholders Agreement). Thereafter, until three years following the effective time of the Merger, except as otherwise approved by a majority of the Company's independent directors (as defined by the Stockholders Agreement), no JPM Stockholder may transfer any voting stock that it beneficially owns if such transfer involves more than 15% of the outstanding voting stock or if the transferee would own 15% of the outstanding voting stock following such transfer, unless the transferee agrees to be subject to the Stockholders Agreement.

              The Stockholders Agreement will terminate by mutual consent of a majority in interest of the JPM Stockholders and the Company (including the approval by a majority of the Company's independent directors (as defined by the Stockholders Agreement)) or when the JPM Stockholders, in the aggregate, beneficially own less than 2% of the issued and outstanding common stock.

Registration Rights Agreement

              On October 27, 2017, in connection with the Merger, the Company entered into a registration rights agreement with the JPM Stockholders (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the JPM Stockholders were granted certain registration rights beginning on the 180th day following the consummation of the Merger, including (i) the right to request that the Company file an automatic shelf registration statement and effect unlimited underwritten offerings pursuant to such shelf registration statement; (ii) unlimited demand registrations; and (iii) unlimited piggyback registration rights that allow holders of registrable shares to require that shares of Company common stock owned by such holders be included in certain registration statements filed by the Company, in each case subject to the transfer restrictions contained in the Stockholders Agreement. In connection with these registration rights, the Company has agreed to effect certain procedural actions, including taking certain actions to properly effect any registration statement or offering and to keep the participating JPM Stockholders reasonably informed with adequate opportunity to comment and review, as well as customary indemnification and contribution agreements.

Promissory Note

              In connection with the Merger, on October 27, 2017, the Company issued a promissory note for $22.5 million to certain former equity holders of GENBAND, including certain affiliates of the JPM Stockholders (the "Promissory Note"). The Promissory Note does not amortize and the principal thereon is payable in full on the third anniversary of its execution. Interest on the Promissory Note is payable quarterly in arrears and accrues at a rate of 7.5% per year for the first six months after issuance, and thereafter at a rate of 10% per year. The failure to make any payment under the Promissory Note when due and, with respect to payment of any interest, the continuation of such failure for a period of thirty days thereafter, constitutes an event of default under the Promissory Note. If an event of default occurs under the Promissory Note, the payees may declare the entire balance of the Promissory Note due and payable (including principal and accrued and unpaid interest) within five business days of the payees' notification to the Company of such acceleration.

 COMPENSATION COMMITTEE REPORT

              The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

              The Compensation Committee consists of Kim S. Fennebresque (Chairman), Bruns H. Grayson and Beatriz V. Infante. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by, COMPENSATION COMMITTEE: Kim S. Fennebresque (Chairman) Bruns H. Grayson Beatriz V. Infante

 COMPENSATION DISCUSSION AND ANALYSIS

              The following discussion and analysis contains statements regarding performance targets and goals of the Company as a whole and of Sonus and Ribbon individually. These targets and goals are discussed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

Overview

              Effective October 27, 2017, we completed the merger of Sonus and GENBAND. This is the first proxy statement we have filed for the combined company following the Merger pursuant to which Sonus and GENBAND each became a wholly-owned subsidiary of Ribbon, with Sonus deemed the acquirer in the transaction for accounting purposes. Because the Merger occurred on October 27, 2017, the information reported in this Compensation Discussion and Analysis and related tabular disclosure for the period prior to that date principally relates to Sonus, our predecessor entity (unless otherwise specifically noted). Unless the context otherwise requires, references in this Compensation Discussion and Analysis and related tabular disclosure to "Ribbon," "Ribbon Communications," "Company," "we," "us" and "our" and "the Company" refer to (i) Sonus Networks, Inc. and its subsidiaries prior to the Merger and (ii) Ribbon Communications Inc. and its subsidiaries upon closing of the Merger, as applicable.

              This section explains our compensation philosophy, describes the material components of our executive compensation program for our named executive officers, whose compensation is set forth in the 2017 Summary Compensation table and other compensation tables contained in this Proxy Statement, and provides an overview of our executive compensation philosophy and program. Daryl E. Raiford and David Walsh (the "GENBAND NEOs") were employed by GENBAND prior to the consummation of the Merger and their compensation disclosed herein, including in any tabular disclosure, includes only compensation earned as executives of the Company since October 27, 2017 (unless otherwise specifically noted).

2017 Named Executive Officers ("NEOs")

•	Franklin (Fritz) W. Hobbs, our President and Chief Executive Officer
•	Daryl E. Raiford, our Executive Vice President and Chief Financial Officer
•	Susan Villare, our former Interim Chief Financial Officer and our current Senior Vice President, Financial Planning and Analysis and Treasurer
•	Kevin Riley, our Executive Vice President, Advanced Research and Development and Chief Technology Officer
•	Mike Swade, our Executive Vice President, Global Sales
•	David Walsh, our Executive Vice President, Founder, Kandy
•	Raymond Dolan, our former President and Chief Executive Officer
•	Jeffrey Snider, our former Chief Administrative Officer, Senior Vice President, General Counsel and Secretary

Executive Summary of 2017 Executive Compensation Decisions

              We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with governance practices that are intended to best serve our stockholders' long-term interests. In making its compensation decisions for 2017 prior to the Merger, the Compensation Committee considered, among other things, our financial and operational results for the year, the result of the say-on-pay vote at the 2017 Annual Meeting, and the achievement of the compensation objectives set by the Compensation Committee. The components of the NEOs' 2017 compensation established prior to the Merger and the key decisions underlying such components are described below:

2017 Target Compensation Components of CEO and Other Named Executive Officers
(as a Percentage of Total Direct Compensation)

    •
    Variable compensation represents a majority of all compensation.  Consistent with our compensation philosophy, at least 50% of the total direct compensation for 2017 of each NEO (other than Mr. Hobbs and the GENBAND NEOs) was structured as equity-based compensation. The "CEO" chart above reflects the compensation mix of Mr. Dolan, who was our CEO at the time 2017 compensation was determined (based on grant date fair value of equity awards). The "Other NEOs" chart above reflects the compensation mix of the named executive officers, other than Mr. Hobbs, Mr. Dolan and the GENBAND NEOs (based on grant date fair value of equity awards).

Executive Compensation Highlights Moving into 2018

              Following the Merger, the Company reviewed and updated its pay practices to align with the combined goals and objectives of the post-Merger business and adopt good pay practices from both Sonus and GENBAND, where appropriate. Some of the highlights of the 2018 compensation programs and practices are as follows:

    •
    Increased emphasis on variable compensation.  For 2018, the compensation mix (excluding his one-time sign-on equity award) for Mr. Hobbs, our new CEO, is expected to be further weighted to performance-based compensation (as compared to 2017 compensation for Mr. Dolan), with performance-based stock units expected to represent approximately 36.5% of his total direct compensation, restricted stock units expected to represent approximately 36.5% of his total direct compensation, and target bonus and base salary each expected to represent approximately 13.5% of his total direct compensation. The expected 2018 compensation mix described above assumes the value of the performance-based stock units and restricted stock units equals $7.00 per share underlying such awards, which approximates the price per share at the time the Compensation Committee determined the 2018 compensation mix. The grant date fair value of such awards will be determined at the time of grant and may differ from such assumption.

    •
    Emphasis on key elements of the combined, post-Merger business.  Prior to the Merger, we have historically issued performance stock units ("PSUs") to our Chief Executive Officer that were tied directly to our stock performance, i.e., relative TSR against certain companies included in the NASDAQ Telecommunications Index at the time of grant. Following the Merger, we intend to continue to grant significant performance-based awards to our Chief Executive Officer in 2018. However, after discussions with our compensation consultants, such performance-based awards are expected to be granted as PSUs vesting based on both (a) attainment of both growth (annual adjusted EBITDA) and Merger-based goals (in-house synergies) and (b) continued employment for three years after grant. We believe these new PSUs for 2018 will support both the ongoing growth of the Company and the key potential cost savings associated with the combination of Sonus and GENBAND while maintaining the retentive effect of a three-year vesting period.

    •
    Following the Merger, the Compensation Committee, together with its compensation consultants, reviewed and updated our peer group to take into account the Merger. We believe that such updated peer group allows for appropriate benchmarking of 2018 compensation and supports the appropriate pay-for-performance comparisons.

    •
    Adoption of key compensation practices.  Following the Merger, Ribbon adopted share ownership guidelines, a clawback policy and an insider trading policy which the Board believed were consistent with good governance practices. Our share ownership guidelines apply to our Chief Executive Officer, our other Section 16 reporting officers and our non-employee directors. These guidelines generally require the holding of shares with a fair market value equal to six times the annual base salary for our CEO, one times the annual base salary of our Section 16 reporting officers and five times the annual cash retainer of our non-employee directors. Our clawback policy applies to our executives' incentive compensation and applies in the event we are required to prepare an accounting restatement after the adoption of the policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

Consideration of Stockholder Say-on-Pay Vote

              The Compensation Committee has historically considered the outcome of the Company's annual say-on-pay vote when making decisions regarding the Company's executive compensation program, including engaging in significant shareholder outreach, and in 2017 we took into account the advisory vote when determining the terms and conditions of 2017 compensation. However, we believe that the Merger significantly adjusted the focus of our business. As a result, following the Merger, we have engaged with our compensation consultants to review and update our executive compensation program in a manner that we believe reflects the goals of our combined business, and certain of the material aspects of such updated compensation program are described in this Compensation Discussion and Analysis. While we believe such updated program provides the appropriate incentives and pay-for-performance culture for our continuing NEOs, the Compensation Committee intends to continue to review our compensation practices in the future based on the results of say-on-pay votes and to engage stockholders for input into the Company's pay practices, where appropriate.

Overview of the Company's Compensation Program

              The Company's executive compensation programs are administered by the Compensation Committee. In addition to attracting and retaining high caliber executives, the components of the executive compensation program are designed to reward both annual and long-term business performance. Additionally, other factors are critical, such as the successful execution of corporate strategies and fostering and driving continuous improvement and a high-performance culture.

Who Oversees the Company's Compensation Program?

              The Compensation Committee.    The Compensation Committee, which is comprised entirely of independent directors as defined by the independence standards of the NASDAQ Stock Market Rules, is primarily responsible for overseeing the Company's executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. Our Board sets the overall corporate performance objectives for each year, while the Compensation Committee determines and approves the compensation level for the CEO; reviews and sets compensation levels of other key executive officers; evaluates the performance of these executives; and evaluates and approves all grants of equity-based compensation to the CEO and the other executive officers. All decisions regarding the CEO's compensation are made by the Compensation Committee in executive session without the CEO present. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance to determine the appropriate bonus amount, if any, to be paid to each eligible executive officer.

              Role of the Compensation Consultant.    The duties of the compensation consultant we engage are generally to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program and assist our CEO in developing compensation recommendations to present to the Compensation Committee for the executive officers other than himself. The compensation consultant provides the Compensation Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.

              Pearl Meyer & Partners LLC ("Pearl Meyer") served as the compensation consultant of the Compensation Committee from June 2015 until December 2017 and advised the Compensation Committee regarding compensation decisions in 2017. FW Cook has served as the compensation consultant of the Compensation Committee since December 2017 and advised the Compensation Committee regarding compensation decisions in 2018. The Compensation Committee assessed Pearl Meyer's and FW Cook's independence relative to standards prescribed by the SEC and determined that no conflicts existed.

              Roles of the Chief Executive Officer and the Senior Vice President of Human Resources.    The CEO, in consultation with the Compensation Committee's compensation consultant, develops compensation recommendations for the Compensation Committee to consider. The CEO considers various factors when making individual compensation recommendations, including the relative importance of the executive's position within the organization, the individual tenure and experience of the executive, and the executive's individual performance and contributions to the Company's results.

              The Senior Vice President of Human Resources works with the CEO to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those plans and programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Compensation Committee to aid in making its decisions and, ultimately, to implement the decisions of the Compensation Committee.

              The Compensation Committee considers, but is not bound by, recommendations made by Company management.

              Compensation Philosophy and Practices

              Our compensation philosophy and practices are an important part of our business strategy. We have a rigorous performance and compensation management system and we believe our compensation processes and programs are aligned to provide strong incentive for success while appropriately balancing risk. Our overall executive compensation program is generally founded on three guiding principles:

    •
    We offer competitive compensation packages to attract executives from large telecommunications or similar companies that may offer significantly greater cash compensation, and from smaller private telecommunications companies that may offer greater perceived equity growth potential;

    •
    We offer cash- and equity-based incentive compensation to motivate our executives to transform Ribbon from a combination of two separate businesses, Sonus and GENBAND, into a seamlessly combined, profitable company in growing markets for secure RTC software, hardware and cloud-native solutions for service providers and enterprises; and

    •
    We seek to retain our key executives in the face of other opportunities.

              We seek to accomplish these objectives by providing independent Compensation Committee oversight; avoiding being overly rigid, formulaic or short-term oriented; encouraging and rewarding outstanding initiative, achievement, teamwork and a shared success environment; and reinforcing critical measures of performance derived from our business strategy and key success factors. These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.

              Competitive Benchmarking

              The Compensation Committee, with the assistance of its compensation consultant, reviews market compensation data, including the compensation practices of selected similar companies (the "peer group"). The peer group generally consists of publicly-traded industrial companies that are in the information technology and related sub-industries with market capitalization and revenue in a similar range to that of the Company. The compensation consultant reviews the business descriptions of potential peer companies to identify businesses generally in the telecommunications and/or networking industries. Then, the Compensation Committee considers factors such as executive talent and business-line competitors, global scope and complexity, research and development expenses, and market capitalization-to-revenue multiples when selecting peers.

              For executive compensation relating to 2017, at Pearl Meyer's recommendation in September 2016 and as ratified by the Compensation Committee in February 2017, the peer group was updated to remove QLogic Corp., Ruckus Wireless, Inc., and Xura, Inc. because they were acquired by Cavium, Brocade Communications and Siris Capital Group, respectively. Further, the Compensation Committee identified two replacement companies as new peers: Aerohive Networks, Inc. and Comtech Telecommunications Corp. In identifying new peer companies, the Compensation Committee reviewed companies based on the following characteristics: (1) they were based in the United States; (2) they were in one of the following industries—technology hardware and equipment makers, telecommunication services, or software and services; (3) they had annual revenue within a reasonable range of Ribbon's trailing four-quarter revenue; and (4) they offered comparable products, where possible. Compared to the peer group we used for executive compensation purposes in 2016, the twelve peer group companies for 2017 represented a broader cross section of company sizes as measured by revenue and market capitalization. The revised peer group consisted of the companies below. Pearl Meyer compiled compensation information from the peer group based on the publicly-filed documents of each member of the peer group.*

	Data at Time of Peer Group Roster Selection

Company	Last Twelve Months Revenue ($ Millions)	Market Capitalization ($ Millions)

8x8 Inc.	$221	$1,190

ADTRAN, Inc.	$602	$904

Aerohive Networks, Inc.	$177	$346

BroadSoft, Inc.	$314	$1,379

Calix, Inc.	$423	$366

Comtech Telecommunications Corp.	$336	$306

Extreme Networks, Inc.	$528	$410

F5 Networks, Inc.	$1,971	$8,233

Infinera Corporation	$996	$1,239

Ixia	$497	$959

RadiSys Corporation	$205	$190

ShoreTel, Inc.	$360	$537

Sonus Networks, Inc.	$264	$431

*
All data was compiled by Pearl Meyer, who obtained peer company financial market intelligence from S&P Capital IQ. The data generally represents revenue and operating income for the most recent four quarters available to Pearl Meyer at the time it compiled the data in September 2016. The income statement metrics reflect trailing 12-month data, generally as of June 2016, and market capitalization as of August 2016.

              Further, in anticipation of the Merger, at Pearl Meyer's recommendation in July 2017 and as ratified by the Compensation Committee in August 2017, the peer group was further updated to remove 8x8, Inc., Aerohive Networks, Inc., Ixia and RadiSys Corporation, respectively. Further, the Compensation Committee identified eight replacement companies as new peers: Applied Optoelectronics, Inc., CSG Systems International, Inc., Finisar Corporation, Harmonic Inc., Mitel Networks Corporation, NETGEAR, Inc., Oclaro, Inc. and Viavi Solutions Inc. In identifying new peer companies, the Compensation Committee reviewed companies based on the following characteristics: (1) they were based in the United States; (2) they were in one of the following industries—technology hardware and equipment makers, with preference for communications equipment (or were other technology-based companies that serve the communications industry); (3) they had annual revenue within a reasonable range of Ribbon's pro forma revenue; (4) they had a market capitalization within a reasonable range of the estimated post-Merger market cap; and (5) they were a self-identified competitor, served similar customers and/or markets or had comparable margin profits. Compared to the peer group we previously used for executive compensation purposes earlier in 2017 and given the consummation of the Merger, the sixteen peer group companies represent larger companies as measured by revenue and market capitalization. The revised peer group consists of the companies below. Pearl Meyer compiled compensation information from the peer group based on the publicly-filed documents of each member of the peer group.*

	Data at Time of Peer Group Roster Selection

Company	Last Twelve Months Revenue ($ Millions)	Market Capitalization ($ Millions)

ADTRAN, Inc.	$702	$998

Applied Optoelectronics, Inc.	$449	$1,174

BroadSoft, Inc.	$385	$1,322

Calix, Inc.	$519	$342

Comtech Telecommunications Corp.	$553	$447

CSG Systems International, Inc.	$781	$1,371

Extreme Networks, Inc.	$593	$1,016

F5 Networks, Inc.	$2,112	$8,221

Finisar Corporation	$1,524	$2,897

Harmonic Inc.	$409	$423

Infinera Corporation	$772	$1,564

Mitel Networks Corporation	$958	$902

NETGEAR, Inc.	$1,388	$1,399

Oclaro, Inc.	$600	$1,562

ShoreTel, Inc.	$353	$396

Viavi Solutions Inc.	$810	$2,390

Ribbon Communications Inc.	$675	$788

*
All data was compiled by Pearl Meyer, who obtained peer company financial market intelligence from S&P Capital IQ. The data generally represents revenue and operating income for the most recent four quarters available to Pearl Meyer at the time it compiled the data in July 2017. The income statement metrics reflect trailing 12-month data, generally as of March 2017, and market capitalization as of June 2017.

              Compensation Components

              The Compensation Committee annually reviews the total fixed, cash incentive and equity incentive compensation received by our NEOs, including base salary, annual and long-term incentives, equity awards, and total equity in the Company. Our executive compensation program has four major components that support the Company's compensation objectives, each of which is discussed in detail below. Such major components reflect the compensation provided to our NEOs in 2017 (other than Mr. Hobbs and the GENBAND NEOs). The Compensation Committee reviews the executive compensation program on an annual basis and, in connection with its review in 2018, the compensation of all of our current executive officers, including Mr. Hobbs and the GENBAND NEOs, has been streamlined into a structure similar to the below.

              Compensation Mix.    A significant portion of our executive officers' total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation—that is, the amount our executives earn is dependent upon Company performance. The equity-based component of each NEO's compensation package in 2017 consisted primarily of restricted stock and performance stock units, each of which vest over time, if at all, and the value of which is tied to the Company's stock performance. These variable elements were intended to align the executives' performance and interests with Company performance and long-term stockholder value.

              The table below generally summarizes the elements of our compensation program for our NEOs in 2017:

Element	Form of Compensation	Purpose	Link to Company Performance

Base Salaries	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Low

Annual Cash Incentives	Cash	Provide a direct incentive to achieve strong operating results	High

Long-Term Equity Incentives	Restricted shares of common stock and performance stock units	Encourage executive officers to build and maintain a long-term equity ownership position in Ribbon so that their interests are aligned with those of our stockholders	High

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including 401(k) plan, premiums paid on long-term disability and life insurance	Benefit plans are part of a broad-based employee benefits program
		Our executives do not generally receive any material nonqualified deferred compensation plans or perquisites, with the exception of $3,445 paid to Mr. Raiford in 2017 in connection with his housing allowance	Low

              How Target Levels of Compensation are Determined.    In determining the amount of compensation to pay our NEOs, the Compensation Committee considers factors such as the executive's role within the Company and the level of responsibility, skills and experiences required by the position, the executive's qualifications, our ability to replace such individual and the overall competitive environment for executive talent. The Compensation Committee also takes into account the Company's performance, the executive's performance, the Compensation Committee's view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Compensation Committee reviews competitive compensation data gathered in comparative surveys (benchmarking and peer group data). The Compensation Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by other companies with whom the Company competes for executive talent using the peer data provided by our outside compensation consultant. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are both performance-contingent and variable compensation.

              2017 Compensation Payouts

              The established targets for individual components and overall executive compensation are designed to be competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company's objectives. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but we believe that the total compensation package is market competitive for executives with the backgrounds and skill sets we need. The Compensation Committee believes that the overall compensation program serves to balance both the mix of cash and equity compensation as well as the mix of short- and long-term compensation for our NEOs.

              Base Salary.    Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives, and the relation of that position to other positions in the Company. Each NEO's salary and performance is reviewed annually as well as at the time of a promotion or other change in responsibilities. Increases in base salary, if any, are based upon an evaluation of the individual's performance and level of pay compared to benchmark data for similar positions at peer companies.

              In 2017, with the exception of Ms. Villare, who received a base salary increase from $225,000 to $250,000 on May 23, 2017, no changes were made to any NEO's base salary in connection with annual compensation review, the Merger or otherwise.

              Annual Cash Bonuses.    Annual cash incentives provide named executive officers with the opportunity to earn additional annual compensation beyond base salary. The eligibility for an annual cash bonus creates an incentive to achieve desired near-term corporate goals that are in furtherance of the Company's long-term objectives. The compensation program establishes target bonuses, set as a percentage of annual base salary, for each NEO. Cash bonuses are expected to represent a substantial part of total compensation for our NEOs if earned. Prior to the Merger, Sonus and GENBAND sponsored individual annual cash bonus plans for their executives. Following the Merger, we determined that a new Ribbon annual cash incentive plan would not be adopted for 2017. Rather, the Sonus and GENBAND annual cash incentive plans would remain in place without adjustment and the participants in such plans, including the NEOs, would remain eligible for cash bonuses thereunder through the end of 2017. Each such plan is described below. In 2018, all current NEOs will participate in one annual cash incentive plan with collective goals for Ribbon.

Sonus Senior Management Cash Incentive Plan

              For 2017, Sonus sponsored one cash incentive plan—the Senior Management Cash Incentive Plan (the "SMCIP")—that covered the NEOs (other than Mr. Hobbs and the GENBAND NEOs). The SMCIP was maintained through the end of 2017 in connection with the standalone performance of the Sonus business and was not adjusted in connection with the Merger. All payouts under the SMCIP were based on standalone Sonus performance.

              As it did in prior years, the Compensation Committee determined that payments made under the SMCIP for 2017 would be calculated pursuant to a fixed formula based on the achievement of two financial metrics, with 60% of the Company bonus metric attributable to net income and the remaining 40% of Company bonus metric attributable to revenue. For 2017, the Compensation Committee implemented two half-year bonus periods such that 20% of the full year target payout was attributable to the first half of 2017 and 80% of the full year target payout was attributable to the second half of 2017.

              The Compensation Committee utilized two, half-year measurement periods because our business had historically been changing rapidly and the Compensation Committee believed it difficult to appropriately determine annual metrics that were neither too easy to achieve nor too rigorous to achieve with any predictability. The Compensation Committee believed that this approach provided for a more accurate reflection of the Company's annual performance in 2017. Accordingly, our eligible NEOs received their 2017 bonus payouts in August 2017 (20% of target based on achievement of the financial metrics for the first half of 2017) and in March 2018 (80% of target based on achievement of the financial metrics for the second half of 2017).

              The achievement level under the SMCIP for the first half and second half of 2017 was at 126% and 131%, respectively. The Compensation Committee determined, however, to reduce the NEOs' bonuses in respect of the first half and second half of 2017 on a discretionary basis, with the first half payout equal to 110% of target and the second half payout equal to 115% of target. The overall financial performance, after taking into account the Compensation Committee's discretionary reductions, resulted in an aggregate cash bonus payout for our NEOs (other than Mr. Hobbs and the GENBAND NEOs) for 2017 of 114%. We calculate the Pre-Bonus Net Income component of the SMCIP as net income excluding bonus expense. We then exclude from that adjusted amount certain other expenses and gains, including stock-based compensation; amortization of intangible assets; impairment of intangible assets; settlement expense, comprised primarily of accruals for potential fines with Sonus' SEC investigation and patent litigation costs; acquisition- and integration-related costs; restructuring; and gains on the sales of intangible assets.

              The performance targets for the SMCIP as well as the actual results of these financial measurements for the first and second halves of 2017 were as follows:

TARGET First Half of 2017 SMCIP Bonus Metrics (in millions)

Bonus Payout	Pre-Bonus Net Income	Revenue

200%	$0.63	$117.7

100%	$(5.98) to $(4.48)	$105 to $107

0%	($11.10)	$94.5

ACTUAL Results for the First Half of 2017 (in millions, except percentages)

Bonus Payout	Pre-Bonus Net Income	Revenue

Actual Achievement	$(2.93)	$109.1

% Weighting	60%	40%

Individual Metric % Achievement	130%	120%

(%Weighting) × (Individual Metric % Achievement)	78%	48%

Aggregate % Achievement for First Half of 2017	126%

Actual Payout for First Half 2017	110%

TARGET Second Half of 2017 SMCIP Bonus Metrics (in millions)

Bonus Payout	Pre-Bonus Net Income	Revenue

200%	$53.40	$159.3

100%	$31.26 to $32.77	$143.5 to $144.8

0%	$10.59	$129.1

ACTUAL Results for the Second Half of 2017 (in millions, except percentages)

Bonus Payout	Pre-Bonus Net Income	Revenue

Actual Achievement	$36.85	$151.7

% Weighting	60%	40%

Individual Metric % Achievement	120%	148%

(%Weighting) × (Individual Metric % Achievement)	72%	59%

Aggregate % Achievement for Second Half of 2017	131%

Actual Payout for Second Half of 2017	115%

Aggregate % Cash Bonus Payout under SMCIP to NEOs (other than Mr. Hobbs and GENBAND NEOs) for Overall Financial Performance in 2017	114%

GENBAND Short-Term Incentive Plan

              For 2017, GENBAND sponsored one cash incentive plan—the Short-Term Incentive Plan (the "STIP")—that covered the GENBAND NEOs. The STIP was maintained through the end of 2017 in connection with standalone performance of the GENBAND business and was not adjusted in connection with the Merger. All payouts under the STIP were based on standalone GENBAND performance.

              The Board of Directors of GENBAND determined that payments made under the STIP to the NEOs for 2017 would be calculated pursuant to a fixed formula based on the achievement of two annual financial metrics, EBITDA and revenue. In order to receive a bonus payout at a specified level, the performance target at such level was required to be achieved for both annual financial metrics. For purposes of the STIP, EBITDA is calculated as GENBAND earnings before interest, taxes, depreciation and amortization and excluding the effects of purchase accounting and certain non-recurring or non-cash expenses such as stock compensation expense, intellectual property litigation costs, and restructuring and acquisition-related costs. In February 2018, our Compensation Committee determined that the achievement level under the STIP for 2017 was below threshold performance for both financial metrics and therefore no bonus payments under the STIP were made to any of the GENBAND NEOs.

              The performance targets for the STIP as well as the actual results of these financial measurements for 2017 were as follows:

TARGET 2017 STIP Bonus Metrics (in millions)

Bonus Payout	EBITDA	Revenue

100%	$50.00	$445.02

20%	$35.00	$391.22

ACTUAL Results for 2017 (in millions, except percentages)

Bonus Payout	EBITDA	Revenue

Actual Achievement	<$35.00	<$391.22

Individual Metric % Achievement	0%	0%

Aggregate % Cash Bonus Payout to GENBAND NEOs for Overall Financial Performance in 2017*	0%

*
Equals the lesser of the Individual Metric % Achievement for EBITDA and Revenue.

              The following table summarizes the actions taken with respect to 2017 cash bonuses for our NEOs:

Named Executive Officer	Full Year Bonus Eligibility at Target Performance Under SMCIP/STIP	Target First Half of 2017 SMCIP Cash Bonus (20% of Target Payout)	Actual First Half 2017 SMCIP Cash Bonus Payout with Achievement of 110%	Target Second Half of 2017 SMCIP Cash Bonus (80% of Target Payout)	Actual Second Half of 2017 SMCIP Cash Bonus Payout with Achievement of 115%	Actual Full Year STIP Cash Bonus Payout with Achievement at 0%	Actual Full Year SMCIP/STIP Cash Bonus Payout as Determined by Compensation Committee
Franklin W. Hobbs(1)	—	—	—	—	—	—	—
Daryl E. Raiford	75% of base salary	n/a	n/a	n/a	n/a	$0	$0
Kevin Riley	75% of base salary	$48,750	$53,700	$195,000	$224,250	n/a	$277,950(2)
Michael Swade	75% of base salary	$56,250	$61,900	$225,000	$258,750	n/a	$320,650(2)
David Walsh	$400,000	n/a	n/a	n/a	n/a	$0	$0
Raymond Dolan	100% of base salary	$120,000	$132,000	$480,000	$552,000(3)	n/a	$684,000(2)
Susan Villare	50% of base salary	$25,000	$27,500	$100,000	$115,000	n/a	$142,500(2)
Jeffrey Snider	75% of base salary	$52,500	$57,800	$210,000	$241,500(3)	n/a	$299,300(2)

(1)
Mr. Hobbs commenced employment on December 13, 2017 and was not eligible for a 2017 bonus under the SMCIP or STIP.

(2)
Represents approximately 114% of each NEO's bonus eligibility under the SMCIP at target.

(3)
Messrs. Dolan and Snider received an amount equal to the SMCIP cash bonus for the second half of 2017 as a portion of their severance entitlement and not pursuant to the terms of the SMCIP, which generally requires continued employment through payment.

Retention, Change in Control and Other Cash Bonuses.

              In consideration for their increased efforts leading up to the consummation of the Merger, the Company provided Messrs. Riley, Swade and Snider and Ms. Villare with change in control-related bonuses. Mr. Riley's and Mr. Swade's change in control bonuses each equaled in the aggregate $200,000, consisting of one payment of $100,000 on or about May 23, 2017 and two payments of $50,000 each on or about October 27, 2017 and December 31, 2017. Mr. Snider's change in control bonus equaled $100,000 in one payment on or about October 27, 2017. Ms. Villare's change in control bonus equaled $75,000 in one payment on or about May 23, 2017. Further, in order to maintain focus on the consummation of the Merger and the combination of the Sonus and GENBAND businesses, GENBAND entered into a retention bonus agreement with each of the GENBAND NEOs prior to the Merger. Pursuant to such agreements, Mr. Walsh was eligible to receive a retention bonus in an amount equal to $2,550,000 following the consummation of the Merger, 50% of which was payable immediately following the Merger and 50% of which was payable six months following the Merger. As a result, Mr. Walsh received $1,275,000 on November 3, 2017 and an additional $1,275,000 on April 20, 2018. Mr. Raiford also received a retention bonus in an amount equal to $1,060,000 on March 2, 2017. However, since such amount paid to Mr. Raiford was received from GENBAND in respect of service prior to the Merger, it is not reflected in the Summary Compensation Table below.

              In addition, in consideration for her additional responsibilities as interim CFO in 2017, Ms. Villare received an additional bonus of $80,000, consisting of four payments of $20,000 each, after the completion of the reporting of our financial results for each of the quarters in 2017.

Equity-Based Incentives.

              Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Restricted stock and performance stock unit awards were granted to our executive officers in 2017 in order to tie their compensation directly to our long-term success. The Compensation Committee believes that a significant portion of each NEO's target total direct compensation should be made in the form of equity compensation due to its strong long-term alignment with stockholder interests. In determining the size of the restricted stock and performance stock unit awards granted to each executive officer in 2017, the Compensation Committee took into account the executive officer's role, past performance, anticipated contribution to our long-term goals and market data for executive officers in similar roles at peer companies. Equity granted in prior years and existing levels of stock ownership were also taken into consideration. While the Compensation Committee considers the compensation of our peer group companies' senior executives, it does not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof. The size of the awards is not determined by application of any formula, but rather reflects the Compensation Committee's subjective desire to encourage and reward high levels of performance.

2017 Sonus Equity Awards

              Prior to the Merger, we made annual equity grants to our NEOs (other than Mr. Hobbs and the GENBAND NEOs). A description of such equity awards that were granted in 2017 to our NEOs (other than Mr. Hobbs and the GENBAND NEOs) under the Sonus Networks, Inc. Amended and Restated Stock Incentive Plan (the "Equity Plan") follows.

              On March 31, 2017, we issued annual grants to Mr. Dolan and his direct reports, 75% of which were in the form of time-vested restricted shares and 25% of which were in the form of PSUs. Absent the Merger, these time-vested restricted shares were to vest and become exercisable over a three-year period, whereby one-third of the shares were to vest on the first anniversary of the grant date and the remaining two-thirds of the shares were to vest in four equal increments semi-annually thereafter through the third anniversary of the grant date, contingent upon the individual's continued employment with the Company. Absent the Merger, the PSUs were to be eligible to vest in annual installments over three years, based on the Company's TSR relative to the TSR of each of the companies for each year included in the NASDAQ Telecommunications Index at the time of grant (the "Relative TSR"), measured by the Compensation Committee at the end of each of the one-year periods ending on December 31st on a linear sliding scale rounded to the nearest whole percentile, as follows:

March 2017 PSU Award

Achievement	Payout

Under 25th Percentile	0%

25th Percentile	50%

50th Percentile	100%

75th Percentile	150%

Above 75th Percentile	200%

              The Compensation Committee chose to use annual, as opposed to three-year cumulative, metrics for the grant of its PSUs in 2017. The Compensation Committee used annual vesting for the grant of such PSUs, in part, because our industry and business have been changing rapidly over the past few years and the Compensation Committee concluded that annual incentives provided better alignment between effort and incentive than three-year metrics. In 2018, to further address these issues following the Merger, the Company elected to grant PSUs with a one-year performance period, followed by a two-year time-based service requirement. We believe this addresses the market realities of our post-Merger business, while further supporting retention and providing the Company flexibility to set attainable, but rigorous metrics on a year-by-year basis.

              For similar reasons, the Compensation Committee elected to grant 25% of our equity-based awards in the form of performance-based equity awards in 2017. The Compensation Committee determined that 25% performance-based equity awards would provide a balance that would be responsive to stockholder concerns while motivating our executive officers to remain with the Company and work to overcome industry and Company-specific challenges. As noted above, in 2018, the Company intends to move to solely a one-year performance period, which we believe will allow us to retain more flexibility to set effective annual performance targets and to place greater emphasis on performance-based equity awards without any loss of motivation due to stale performance goals and/or metrics. As a result, we expect that approximately 50% of the annual equity awards to our CEO in 2018 will be made in the form of performance-based stock units.

              Consistent with the foregoing, the Company granted the NEOs (other than Mr. Hobbs and the GENBAND NEOs) the following long-term equity-based incentives in 2017 through the Merger Date:

Named Executive Officer	Restricted Shares (#)	Performance Stock Units (#)
Raymond Dolan	187,500	62,500
Kevin Riley	93,750	31,250
Michael Swade	93,750	31,250
Susan Villare	45,000	15,000
Jeffrey Snider	75,000	25,000

Treatment of PSUs Awards Based on 2017 Performance

              The vesting of certain of our PSUs was accelerated in connection with the Merger, as described below. However, for those PSUs that remained outstanding, a portion was eligible to vest in connection with 2017 performance. The performance criteria for such PSUs is not based on the Company's TSR as a stand-alone metric, but is a relative metric. If the TSR of our industry is low or high, the performance of the Company, and therefore our executives, is judged accordingly. The NASDAQ Telecommunications Index is used as a metric for our industry performance and such metric was not adjusted in connection with the Merger. For the companies included in the NASDAQ Telecommunications Index in 2017, a TSR of approximately (23.1)% would place a company in the 25th percentile, a TSR of approximately 9.5% would place a company in the 50th percentile and a TSR of approximately 30.2% would place a company in the 75th percentile. The calculation of TSR and the applicable performance period for the PSUs was not affected by the Merger and our TSR in 2017 was approximately 21.1%. As a result, in February 2018, the Compensation Committee determined that the Company's TSR in 2017 placed us at the 65th percentile and, accordingly, (i) the performance metrics for the PSUs granted on March 16, 2015 were achieved for the 2017 performance period at the 112% achievement level; (ii) the performance metrics for the PSUs granted on April 1, 2016 were achieved for the 2017 performance period at the 130% achievement level; and (iii) the performance metrics for the PSUs granted on March 31, 2017 were achieved for the 2017 performance period at the 130% achievement level. Therefore, 45,418 shares underlying the PSUs were issued in respect of the 2017 performance period to certain of our CEO's direct reports, including 12,350 shares representing performance in excess of target. The following chart provides a summary of the PSUs eligible for vesting as they relate to the 2017 performance period:

PSU Grant Date	Performance Metrics Achievement Level for 2017 Performance Period	Aggregate Number of PSUs Eligible for Vesting*	Aggregate Number of PSUs Vested*	Aggregate Number of PSUs Forfeited*

March 16, 2015	112%	7,084	7,934	—

April 1, 2016	130%	12,500	16,250	—

March 31, 2017	130%	25,834	33,584	—

Total		45,418	57,768	—

*    The eligible vesting date for the PSUs granted on March 16, 2015 relating to the 2017 performance period was March 16, 2018. The eligible vesting date for the PSUs granted on April 1, 2017 relating to the 2016 performance period was April 1, 2018. The eligible vesting date for the PSUs granted on March 31, 2017 relating to the 2017 performance period was March 31, 2018.

Treatment of Sonus Equity Awards in the Merger

              In connection with the Merger, the NEOs' outstanding Sonus restricted share and PSU awards were converted into awards with respect to our common stock. Such awards were subject to accelerated vesting with respect to all or a portion of the shares thereunder pursuant to the terms of the awards and the NEOs' employment arrangements in connection with the Merger as follows:

Named Executive Officer	Number of Unvested Restricted Shares Accelerated	Number of Unvested PSUs Accelerated(1)
Raymond Dolan	157,292(2)	47,917(3)
Susan Villare	50,000(4)	5,000(5)
Kevin Riley	72,812(2)	24,792(6)
Michael Swade	69,687(2)	26,042(6)
Jeffrey Snider	116,040(7)	41,667(7)

(1)
Number of shares received in respect of accelerated PSUs was based on assumption of target performance attainment.

(2)
Represents 50% of the NEO's outstanding unvested restricted shares as of the Merger Date.

(3)
Represents 50% of Mr. Dolan's outstanding unvested PSUs as of the Merger Date. The portion of Mr. Dolan's PSUs that remained unvested as of the Merger were converted into restricted shares (assuming target performance) and remained subject to vesting at the same times as the PSUs would have otherwise been eligible to vest, subject to his continued employment. The vesting of all such restricted shares was accelerated in connection with Mr. Dolan's termination of employment on December 13, 2017.

(4)
Represents the number of shares scheduled to vest in the 12-month period following the Merger. The future vesting schedules of Ms. Villare's remaining unvested shares were adjusted to account for the accelerated vesting in connection with the Merger such that the final vesting dates for all such grants were shortened by one year.

(5)
Represents a number of PSUs that would have vested (assuming target performance) in the 12-month period following the Merger. The portion of Ms. Villare's PSUs that remain unvested as of the Merger continue to be eligible to vest based on performance for future years; however, the vesting date for this grant was shortened by one year to account for the accelerated vesting in connection with the Merger. Neither the relative TSR goals nor the applicable index were adjusted in connection with the Merger.

(6)
Represents 50% of the NEO's outstanding unvested PSUs as of the Merger Date. The portion of the NEO's PSUs that remained unvested as of the Merger continued to be eligible to vest based on performance for future years, provided that performance period was shortened to account for accelerated vesting in connection with the Merger. Neither the relative TSR goals nor the applicable index was adjusted in connection with the Merger.

(7)
Represents 100% of Mr. Snider's unvested restricted share and PSU awards as of the Merger Date.

              In connection with the Merger, the Company also accelerated the vesting of all outstanding stock options and permitted the exercise of such stock options prior to the Merger. All unexercised options held by the NEOs immediately prior to the Merger were cancelled. Following the Merger, the continuing NEOs did not hold any options to purchase shares in the Company.

2017 GENBAND Equity Awards

              Prior to the Merger, GENBAND made certain equity grants to the GENBAND NEOs. The equity underlying such grants was converted into our shares and resulted in Messrs. Raiford and Walsh receiving 89,866 and 142,924 shares of Company common stock, respectively, in connection with the Merger (after taking into account applicable withholdings). Such equity awards were fully vested upon grant. However, since such grants were issued by GENBAND in respect of service prior to the Merger, they are not reflected in the Summary Compensation Table and other tabular disclosure herein.

2017 Ribbon Equity Awards

              Following the Merger, in order to align the long-term equity incentives of our NEOs, we granted restricted stock awards ("RSAs") to Messrs. Dolan, Raiford and Walsh. Messrs. Dolan, Raiford and Walsh were granted 125,000, 96,834 and 257,835 restricted shares, respectively, on November 15, 2017. The restricted shares granted to Mr. Dolan were eligible to vest on May 15, 2018, subject to his continued employment through such date. The vesting of such shares was accelerated in connection with Mr. Dolan's termination of employment on December 13, 2017. The restricted shares granted to each of Messrs. Raiford and Walsh are subject to vesting over a three year period, with one-third vesting on the first anniversary of the date of grant and the remainder vesting in four semi-annual installments over the subsequent two years, subject to his continued employment. We believe that such grants allowed for our executive officers to be comparably incentivized to drive toward the long-term goals of the Company.

    Stock Ownership Requirements

              The Board believes that it is important to link the interests of our NEOs, among others, to those of our stockholders. Our stock ownership policy requires our directors, Chief Executive Officer and other Section 16 reporting officers to accumulate and hold a minimum number of shares of Company common stock within a certain number of years of joining the Board or the Company, respectively. The directors, Chief Executive Officer and other Section 16 reporting officers as of the Merger Date must satisfy these ownership guidelines on or before October 27, 2022. As of the record date, each of our directors, Chief Executive Officer and the other Section 16 reporting officers of the Company has either satisfied these ownership guidelines or had time remaining to do so. The specific stock ownership requirements for our directors, Chief Executive Officer and other Section 16 reporting officers as a multiple of annual base salary are as follows:

Title	Multiple of Annual Base Salary/Annual Retainer

Chief Executive Officer	6 times annual base salary

Section 16 Reporting Officers	1 times annual base salary

Non-Employee Directors	5 times annual cash retainer

              Each individual who is subject to this policy must maintain the applicable minimum amount of stock ownership throughout his or her employment or tenure as a director of the Company. The value of each such individual's stock ownership will be measured annually by the Compensation Committee.

    Benefits and Other Compensation

              Benefit Plans.    We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. However, in 2017, we provided Mr. Raiford with a monthly housing allowance equal to $3,445 and Messrs. Raiford and Walsh with supplemental life insurance at the Company's cost of $54 each. Except for such supplemental life insurance, our executive officers generally are eligible for the same benefits that are available to all employees, which include group health insurance, life and disability insurance, discretionary 401(k) matching contributions and paid holidays. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds, and, prior to the Merger, the ability to purchase shares of our common stock under our Amended and Restated 2000 Employee Stock Purchase Plan. Except for certain post-termination benefits in connection with severance, we do not provide pension arrangements or post-retirement health coverage for our NEOs. We have entered into indemnification agreements with our executive officers and directors

Severance and Separation Arrangements

              We have entered into agreements with each of our NEOs which generally provide that, upon a termination of the NEO's employment by the Company without Cause (as defined in the applicable NEO's employment agreement), due to a resignation by the NEO (other than Ms. Villare) for Good Reason (as defined in the applicable NEO's employment agreement) or due to death or disability of the NEO (other than Mr. Raiford and Mr. Walsh), the NEO is entitled to certain severance payments and benefits. We believe the entry into such severance arrangements by Ribbon (or our predecessors) is generally consistent with market practice and allows our executives to remain focused on the Company's objectives in times of potential uncertainty.

              In connection with Mr. Dolan's separation from the Company, the Company and Mr. Dolan entered into a separation agreement dated December 13, 2017 (the "Dolan Separation Agreement"). The Dolan Separation Agreement provided for certain cash payments and benefits to Mr. Dolan based substantially on the payments and benefits that would have been paid to Mr. Dolan under Mr. Dolan's amended and restated executive employment letter agreement with the Company, dated as of February 29, 2015, (the "Dolan Employment Agreement") as a result of termination by the Company without "Cause" or a resignation by Mr. Dolan for "Good Reason" upon or after an "Acquisition" (as such terms are defined in the Dolan Employment Agreement). Pursuant to the Dolan Separation Agreement, Mr. Dolan was entitled to receive severance consisting of: (i) severance payments equal to 200% of his base salary and target cash bonus, or $2,400,000, (ii) continued health plan premium payments for up to 18 months, with a value equal to $30,859 and (iii) full vesting of all unvested restricted stock, with a value equal to $2,644,958.

              In connection with Mr. Snider's separation from the Company, the Company and Mr. Snider entered into a separation agreement dated October 31, 2017 (the "Snider Separation Agreement"). The Snider Separation Agreement provided for certain cash payments and benefits to Mr. Snider based substantially on the payments and benefits that would have been paid to Mr. Snider under Mr. Snider's amended and restated executive employment letter agreement with the Company, dated as of May 22, 2017, (the "Snider Employment Agreement") as a result of termination by the Company without "Cause" or a resignation by Mr. Snider for "Good Reason" upon or after an "Acquisition" (as such terms are defined in the Snider Employment Agreement). Pursuant to the Snider Separation Agreement, Mr. Snider was entitled to receive severance consisting of: (i) severance payments equal to 150% of the sum of his base salary and target cash bonus, or $918,750, and (ii) continued health plan premium payments for up to 18 months, with a value equal to $27,424. Following the termination of

Mr. Snider's employment, he continued to provide consulting services for the Company for a monthly fee of $20,000.

              For further discussion regarding the severance and separation agreements and arrangements, see "Severance and Change in Control Benefits" below.

              Transactions Involving Hedging, Monetization, Margin Accounts, Pledges, Puts, Calls and Other Derivative Securities

              The Company's insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers. All trades by directors and officers must be pre-approved by the Chief Financial Officer or the General Counsel. Our current insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel. To date, no such transaction has been requested or approved.

              Tax and Accounting Considerations

              Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with ASC 718.

              Policy on Deductibility of Executive Compensation.    Section 162(m) of the Code generally disallows a tax deduction for annual compensation in excess of $1.0 million paid to certain executive officers of the Company. The Tax Cuts and Jobs Act, signed into law on December 22, 2017 ("Tax Reform"), repealed the "performance-based compensation" exception to such deduction limitation and expanded the scope of the executive officers who are covered by Section 162(m) of the Code. As a result, for tax years beginning after December 31, 2017, compensation previously intended to be "performance-based" and not subject to Section 162(m) may not be deductible unless it qualifies for limited transition relief applicable to certain remuneration payable pursuant to a written binding contract which was in effect on November 2, 2017. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and has reviewed the potential effects of Tax Reform on the Company's compensation practices. However, the Compensation Committee has no obligation to limit compensation to that which is deductible under Section 162(m) of the Code and may use its judgment to authorize compensation programs and payments (or the modification of existing compensation programs or payments) that may not be deductible when it believes such programs and payments are appropriate and in the Company's and our stockholders' best interests. Further, due to uncertainties in the applications of Section 162(m) of the Code and Tax Reform, there is no guarantee that deductions claimed under Section 162(m) of the Code will not be challenged or disallowed by the Internal Revenue Service and our ability to deduct compensation under Section 162(m) of the Code may be restricted.

Risk Management and Our Executive Compensation Program

              The Compensation Committee monitors and manages our executive compensation program to help ensure that it does not encourage excessive risk taking. The Compensation Committee reviewed, analyzed and considered whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us, and concluded that no such material risks exist.

EXECUTIVE COMPENSATION TABLES

              The following table sets forth, for the year ended December 31, 2017 and for the two years prior thereto, the compensation earned by our Chief Executive Officer, our Chief Financial Officer, the other three most highly compensated executive officers serving as executive officers at December 31, 2017 as well as our former Chief Executive Officer, former Interim Chief Financial Officer and former Chief Administrative Officer, Senior Vice President, General Counsel and Secretary.

Summary Compensation Table

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Franklin Hobbs (5)	2017	30,094	—	—	—	—	—	30,094
President and Chief Executive Officer

Raymond Dolan (6)	2017	575,000	—	2,628,750	—	132,000	5,643,246	8,978,996
Former President and	2016	600,000	—	1,230,500	—	559,800	35,134	2,425,434
Chief Executive Officer	2015	600,000	—	2,351,000	1,659,680	750,000	16,263	5,376,943

Daryl Raiford (7)	2017	123,077	—	672,028	—	—	6,891	801,996
Executive Vice President and Chief Financial Officer

Susan Villare (8)	2017	240,144	155,000	422,700	—	142,500	20,283	980,627
Former Interim Chief Financial Officer; Current Senior Vice President, Financial Planning and Analysis and Treasurer	2016	225,000	60,000	425,850	—	63,000	18,549	729,399

Kevin Riley (9)	2017	325,000	200,000	880,625	—	277,950	15,074	1,698,649
Executive Vice President,	2016	320,833	—	788,500	—	277,500	16,845	1,403,678
Advanced R&D and Chief Technology Officer	2015	275,000	—	1,123,500	—	325,000	18,012	1,741,512

Michael Swade (10)	2017	375,000	200,000	880,625	—	320,650	20,283	1,796,558
Executive Vice President,	2016	375,000	—	615,250	—	262,500	18,549	1,271,299
Global Sales	2015	365,340	—	1,605,000	—	295,313	16,263	2,281,916

David Walsh (11)	2017	209,231	1,275,000	1,789,375	—	—	2,138	3,275,744
Executive Vice President, Founder, Kandy

Jeffrey Snider (12)	2017	350,000	100,000	704,500	—	57,800	1,207,957	2,420,257
Former Senior Vice	2016	350,000	—	615,250	—	244,950	18,549	1,228,749
President, Chief Administrative Officer, General Counsel and Corporate Secretary	2015	350,000	—	951,700	—	351,563	15,553	1,668,816

(1)
The 2017 amount for Ms. Villare is comprised of (a) $80,000 in connection with her additional responsibilities as interim CFO (four payments of $20,000 each after the completion of the reporting of our financial results for each of the quarters in 2017), and (b) $75,000 in connection with the Merger. The 2017 amount for Mr. Riley represents three cash bonus payments (one payment of $100,000 and two payments of $50,000 each) in connection with the Merger. The 2017 amount for Mr. Swade represents three cash bonus payments (one payment of $100,000 and two payments of $50,000 each) in connection with the Merger. The 2017 amount for Mr. Walsh represents a cash bonus payment in connection with the Merger. The 2017 amount for Mr. Snider represents a cash bonus payment in connection with the Merger.

(2)
The amounts shown in this column do not reflect compensation actually received by the NEO. Instead, the amounts reflect the grant date fair value of each stock award granted to each NEO. The grant date fair values of stock awards were calculated in accordance with ASC 718. The assumptions we used in calculating the grant date fair value of stock awards are discussed in Note 15 to our Annual Report on Form 10 K for the year ended December 31, 2017. Generally, the grant date fair value of restricted stock awards is equal to the closing price of our common stock on the date of grant. The PSUs we have granted to our NEOs have both service and market conditions. The inclusion of a market condition requires the use of a Monte Carlo simulation approach to model future stock price movements based upon the risk-free rate of return, the volatility of each entity included in the market index and the pair-wise covariance between each entity. These results are then used to calculate the grant date fair values of the PSUs.

(3)
The amounts shown in this column represent the amounts earned under our SMCIP with respect to 2017. For 2017, the Compensation Committee elected to implement two half-year bonus periods such that 20% of the full year target payout was attributable to the first half of 2017 and 80% of the full year target payout was attributable to the second half of 2017. The Compensation Committee determined the financial metrics upon which such bonus payments would be made on the same half-year basis. Accordingly, our eligible NEOs received their 2017 bonus payments in August 2017 (20% of the target based on achievement of the financial metrics for the first half of 2017) and in March 2018 (80% of target based on achievement of the financial metrics for the second half of 2017). In July 2017, our Compensation Committee determined that the achievement level under the SMCIP for the first half of 2017 was at 126%, and in February 2018, determined that the achievement level under the SMCIP for the second half of 2017 was at 131%. The Compensation Committee determined, however, to reduce the NEO's bonuses in respect of the first half and second half of 2017 on a discretionary basis, with the first half payout equal to 110% of target and the second half payout equal to 115% of target. The overall financial performance, after taking into account the Compensation Committee's discretionary reductions, resulted in an aggregate cash bonus payout for our NEOs (other than Mr. Hobbs and the GENBAND NEOs) for 2017 of 114%.

(4)
The Company portions of health insurance premiums and 401(k) matching contributions included in this column are also provided to all members of the Company, with the amounts dependent upon the level of health insurance coverage selected by each individual. Accordingly, the Company portion of premiums paid and 401(k) matching contributions are not considered perquisites but are reported as income earned for each NEO, if applicable.

(5)
Mr. Hobbs served as a non-employee member of the Board from October 27, 2017 through December 13, 2017, the date he was appointed as President and Chief Executive Officer. As a result, the only compensation earned by Mr. Hobbs with respect to 2017 was non-employee director fees through December 13, 2017, equal to $8,940, and base salary through December 31, 2017, equal to $21,154.

(6)
Mr. Dolan's 2017 "All Other Compensation" of $5,643,246 is comprised of $2,644,958 representing the fair value of Mr. Dolan's RSAs, that accelerated in connection with his separation from the Company effective December 13, 2017, $2,400,000 of cash payments representing 24 months of salary and bonus, $552,000 representing the second half 2017 bonus payment under the SMCIP, and $30,859 for continued health benefits in connection with Mr. Dolan's separation from the Company, and $15,429 for the Company's portion of his health insurance.

(7)
Mr. Raiford's 2017 "All Other Compensation" of $6,891 is comprised of $3,446 for the Company's portion of his health insurance and $3,445 for his housing allowance for the period from the Merger Date through December 31, 2017.

(8)
Ms. Villare's 2017 "All Other Compensation" of $20,283 is comprised of $18,273 for the Company's portion of her health insurance and $2,000 for the Company's matching contribution to her 401(k) account.

(9)
Mr. Riley's 2017 "All Other Compensation" of $15,074 is comprised of $13,074 for the Company's portion of his health insurance and $2,000 for the Company's matching contribution to his 401(k) account.

(10)
Mr. Swade's 2017 "All Other Compensation" of $20,283 is comprised of $18,283 for the Company's portion of his health insurance and $2,000 for the Company's matching contribution to his 401(k) account.

(11)
Mr. Walsh's 2017 "All Other Compensation" of $2,138 represents the Company's portion of his health insurance for the period from the Merger Date through December 31, 2017.

(12)
Mr. Snider's 2017 "All Other Compensation" of $1,207,957 is comprised of $918,750 of cash payments representing 18 months of salary and bonus in connection with Mr. Snider's separation from the Company effective December 31, 2017, $241,500 representing the second half 2017 bonus payment under the SMCIP, and $27,424 for continued health benefits in connection with Mr. Snider's separation from the Company, and $18,283 for the Company's portion of his health insurance and $2,000 for the Company's matching contribution to his 401(k) account.

Grants of Plan-Based Awards in 2017

              The following table sets forth information about incentive plan awards made to the NEOs during the year ended December 31, 2017:

2017 GRANTS OF PLAN-BASED AWARDS

		Date of Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock

Name	Grant Date	Committee Action(1)	Threshold ($)(3)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(4)	Maximum (#)(4)	Stock or Units(2)	Awards ($)(5)

Franklin Hobbs	—	—	—	—	—	—	—	—	—	—

Raymond Dolan			—	120,000	240,000
			—	480,000	960,000
	03/31/17	03/28/17				—	62,500	125,000		525,625
	03/31/17	03/28/17							187,500	1,235,625
	11/15/17	11/13/17							125,000	867,500

Daryl Raiford			75,000	375,000	—
	11/15/17	11/13/17							96,834	672, 028

Susan Villare			—	25,000	50,000	—
			—	100,000	200,000	—
	03/31/17	03/28/17					15,000	30,000		126,150
	03/31/17	03/28/17							45,000	296,550

Kevin Riley	03/31/17	03/28/17	—	48,750	97,500	—	31,250	62,500	93,750	262,812
	03/31/17	03/28/17	—	195,000	390,000	—				617,813

Michael Swade			—	56,250	112,500
			—	225,000	450,000
	03/31/17	03/28/17				—	31,250	62,500		262,812
	03/31/17	03/28/17							93,750	617,813

David Walsh			80,000	400,000	—
	11/15/17	11/13/17							257,835	1,789,375

Jeffrey Snider			—	52,500	105,000
			—	210,000	420,000
	03/31/17	03/28/17				—	25,000	50,000		210,250
	03/31/17	03/28/17							75,000	494,250

(1)
Represents the date on which the Compensation Committee took action to approve the equity-based award or the performance metrics for achievement of such award, as applicable.

(2)
The amounts in the table above reported as "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" represent awards under the SMCIP or the STIP, as applicable. The amounts in the table above reported as "Estimated Future Payouts Under Equity Incentive Plan Awards" and those reported under "All Other Stock Awards: Number of Shares of Stock or Units" represent awards granted under the Equity Plan.

(3)
The amounts shown in this column represent the bonus amounts potentially payable under the SMCIP with respect to 2017 for our NEOs (other than Mr. Hobbs and the GENBAND NEOs). For 2017, the Compensation Committee elected to implement two half-year bonus periods such that 20% of the full year target payout was attributable to the first half of 2017 and 80% of the full year target payout was attributable to the second half of 2017. On April 14, 2017 and October 23, 2017, the Compensation Committee determined the financial metrics upon which such bonus payments would be made for the first and second halves of 2017, respectively. Accordingly, our eligible NEOs received their 2017 bonus payouts in August 2017 (20% of target eligible to be received based on achievement of the financial metrics for the first half of 2017) and in March 2018 (80% of target eligible to be received based on achievement of the financial metrics for the second half of 2017). On July 27, 2017, our Compensation Committee determined that the achievement level under the SMCIP for the first half of 2017 was at 126% of target. On February 22, 2018, the Compensation Committee determined that the achievement level under the SMCIP for the second half of

  2017 was at 131% of target. The Compensation Committee determined, however, to reduce the NEO's bonuses in respect of the first half and second half of 2017 on a discretionary basis, with the first half payout equal to 110% of target and the second half payout equal to 115% of target. The overall financial performance, after taking into account the Compensation Committee's discretionary reductions, resulted in an aggregate cash bonus payout for our NEOs (other than Mr. Hobbs and the GENBAND NEOs) for 2017 of 114%. Mr. Dolan resigned his position with the Company effective December 13, 2017 and Mr. Snider resigned his position with the Company effective December 31, 2017. Both Mr. Dolan and Mr. Snider received their full SMCIP payouts based on actual results for the second half of 2017 in accordance with the terms of their separation agreements.

The amounts shown in this column represent the bonus amounts potentially payable under the STIP with respect to 2017 for the GENBAND NEOs. Upon achievement of the target performance goals under the STIP, the bonus payable under the STIP would have equaled the target bonus set forth above. No additional amount would have been received under the STIP to the extent the target performance goals were exceeded. For 2017, the Compensation Committee determined that no bonuses were payable under the STIP to our NEOs based on GENBAND performance.

(4)
On March 31, 2017, we granted an aggregate of 165,000 PSUs with both market and service conditions to five of our NEOs. The terms of the PSUs are such that up to one-third of the shares subject to the PSUs will vest on each of the first, second and third anniversaries of the date of grant to the extent of achievement of our TSR compared to the TSR of the companies included in the Nasdaq Telecommunications Index for the same performance periods ending on December 31, 2017, 2018 and 2019, respectively. The shares determined to be earned will vest on the anniversary of the grant date following each performance period. Shares subject to the PSUs that fail to be earned will be forfeited. The PSUs include a market condition that required the use of a Monte Carlo simulation approach to model future stock movements based upon the risk-free rate of return, the volatility of each entity and the pair-wise covariance between each entity. These results were then used to calculate the grant date fair values of the PSUs. Under ASC 718, we are required to record expense related to the PSUs regardless of whether the market conditions are satisfied and the shares ultimately vest. In February 2018, the Compensation Committee determined that the Company achieved 130% of target for the 2017 performance period, with Relative TSR at the 65th percentile, and accordingly, 33,584 shares underlying the related PSUs held by three of our NEOs were released to the respective NEOs, including 7,750 shares at the time of vest to cover achievement in excess of target.

(5)
Amounts reflect the grant date fair values of the RSAs and PSUs estimated in accordance with ASC 718 as of the respective grant dates. The grant date fair values of stock awards were calculated in accordance with ASC 718. The assumptions we used in calculating the grant date fair value of stock awards are discussed in Note 15 to our Annual Report on Form 10 K for the year ended December 31, 2017. Generally, the grant date fair value of restricted stock awards is equal to the closing price of our common stock on the date of grant. The PSUs we have granted to our NEOs have both service and market conditions. The inclusion of a market condition requires the use of a Monte Carlo simulation approach to model future stock price movements based upon the risk-free rate of return, the volatility of each entity included in the market index and the pair-wise covariance between each entity. These results are then used to calculate the grant date fair values of the PSUs.

Outstanding Equity Awards at Fiscal Year End

              The following table sets forth information concerning stock options and unvested stock awards held by the NEOs as of December 31, 2017:

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Franklin Hobbs	—	—	—	—	—	—	—	—	—

Raymond Dolan	—	—	—	—	—	—	—	—	—

Daryl Raiford	—	—	—	—	—	96,834(3)	748,527	—	—

Susan Villare								16,500(5)	127,545
						5,000(4)	38,650
	—	—	—	—	—	8,333(4)	64,414
						22,499(4)	173,917

Kevin Riley						1,250(6)	9,663	3,267(7)	25,254
	—	—	—	—	—	4,375(6)	33,819	8,125(8)	62,806
						6,249(6)	48,305	23,958(9)	185,195
						14,062(6)	108,699
						46,875(6)	362,344

Michael Swade								4,667(7)	36,076
								8,125(8)	62,806
	—	—	—	—	—	—	—	23,958(9)	185,195

David Walsh	—	—	—	—	—	257,835(3)	1,993,065	—	—

Jeffrey Snider	—	—	—	—	—	—	—	—	—

(1)
In connection with the Merger, each outstanding stock option held by our NEOs became vested in full as of five business days prior to the Merger Date (to the extent not previously vested), and the NEOs were permitted to exercise their stock options from October 20, 2017 through October 24, 2017, after which date all remaining stock options held by the NEOs were canceled. As a result, all stock options held by our NEOs were canceled on October 24, 2017 and accordingly, there were no unexercised stock options held by our NEOs at December 31, 2017.

(2)
In accordance with SEC rules, the market value of unvested shares of restricted stock was determined by multiplying the number of such shares by $7.73, the closing market price of our common stock on December 29, 2017.

(3)
Of Mr. Raiford's 96,834 unvested restricted shares, 32,279 will vest on November 15, 2018 and 16,139 will vest every six months thereafter through November 15, 2020. Of Mr. Walsh's 257,835 unvested restricted shares, 85,947 will vest on November 15, 2018 and 42,972 will vest every six months thereafter through November 15, 2020.

(4)
Of Ms. Villare's 5,000 unvested restricted shares, all 5,000 vested on April 1, 2018. Of Ms. Villare's 8,333 unvested restricted shares, 4,167 will vest on June 15, 2018 and 4,166 will vest on December 15, 2018. Of Ms. Villare's 22,499 unvested restricted shares, 7,500 vested on March 31, 2018, 7,499 will vest on September 30, 2018 and 7,500 will vest on March 31, 2019.

(5)
Represents the number of shares underlying Ms. Villare's unearned PSUs based on actual 2017 performance and assuming maximum performance for 2018. 5,000 of such PSUs vested on March 31, 2018 and were settled in 6,500 shares and the remaining 5,000 of such PSUs will vest on March 31, 2019 and be settled in up to 10,000 shares, subject to performance achievement and continued employment.

(6)
Of Mr. Riley's 1,250 unvested restricted shares, all 1,250 vested on March 16, 2018. Of Mr. Riley's 4,375 unvested restricted shares, all 4,375 vested on March 16, 2018. Of Mr. Riley's 6,249 unvested restricted shares, 4,166 vested on February 16, 2018 and the remaining 2,083 will vest on August 16, 2018. Of Mr. Riley's 14,062 unvested restricted shares, 9,375 vested on April 1, 2018 and the remaining 4,687 will vest on October 1, 2018. Of Mr. Riley's 46,875 unvested restricted shares, 31,251 vested on March 31, 2018 and the remaining 15,624 will vest on September 30, 2018.

(7)
Represents the number of shares underlying unearned PSUs received by Messrs. Riley and Swade based on actual 2017 performance. Such PSUs vested on March 16, 2018.

(8)
Represents the number of shares underlying unearned PSUs received by Messrs. Riley and Swade based on actual 2017 performance. Such PSUs vested on April 1, 2018.

(9)
Represents the number of shares underlying Mr. Riley's or Mr. Swade's unearned PSUs based on actual 2017 performance and assuming maximum performance for 2018 and thereafter. With respect to Mr. Riley, 10,417 of such PSUs vested on March 31, 2018 and were settled in 13,542 shares and the remaining 5,208 of such PSUs will vest on March 31, 2019 and be settled in up to 10,416 shares, subject to performance achievement and continued employment. With respect to Mr. Swade, 10,417 of such PSUs vested on March 31, 2018 and were settled in 13,542 shares and the remaining 5,208 of such PSUs will vest on March 31, 2019 and be settled in up to 10,416 shares, subject to performance achievement and continued employment.

Option Exercises and Stock Vested

              The following table summarizes for the NEOs in 2017 the number of shares acquired upon the exercise or vesting, as applicable, of stock options and stock awards and the value realized, before payout of any applicable withholding tax. None of our current NEOs exercised stock options during 2017.

 2017 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Vesting ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Franklin Hobbs	—	—	—	—
Raymond Dolan	—	—	692,032	5,422,288
Daryl Raiford	—	—	—	—
Susan Villare	—	—	82,501	651,331
Kevin Riley	—	—	168,252	1,295,441
Michael Swade	—	—	166,137	1,283,921
David Walsh	—	—	—	—
Jeffrey Snider	—	—	216,641	1,720,060

(1)
Of Mr. Dolan's 692,032 shares that vested in 2017, 339,031 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Ms. Villare's 82,501 shares that vested in 2017, 26,879 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Riley's 168,252 shares that vested in 2017, 69,365 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Swade's 166,137 shares that vested in 2017, 50,413 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Snider's 216,641 shares that vested in 2017, 93,764 shares were returned to us to satisfy the tax withholding obligation associated with the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the day before vesting.

CEO Pay Ratio

              In August 2015, the SEC adopted a new rule requiring annual disclosure of the ratio of the annual total compensation of a "median employee" to the annual total compensation of our CEO. The rule requires such disclosure beginning with fiscal years starting on or after January 1, 2017.

              As of November 1, 2017, the Company had a worldwide population of 2,530 employees (including full-time, part-time, seasonal and temporary employees). To determine the median annual compensation for all employees other than the CEO, a median employee was identified from the worldwide population of employees on November 1, 2017, excluding (a) all employees from the following jurisdictions: the Czech Republic (approximately 48 employees), China (approximately 1 employee), Taiwan (approximately 3 employees), Korea (approximately 2 employees) and Hong Kong (approximately 2 employees), which in the aggregate represent 5% or less of the Company's total employee population, and (b) all employees who were employed at GENBAND prior to the Merger (approximately 1,388 employees). No employees were excluded from the employee population due to data privacy issues.

              To determine the median employee, we utilized the "regular earnings" of the applicable employees for 2017, which represents cash compensation excluding bonus, commissions and other similar incentive compensation. The Company did not utilize any cost of living or other material adjustments. In connection with our analysis, we utilized the foreign currency exchange rate used for our internal financial accounting purposes, as of November 1, 2017. Based on the foregoing, the median employee was determined to be a Senior Logistics Specialist working on a full-time basis in the United States.

              For 2017, the annual total compensation for the median employee was $93,394 and the annual total compensation for our CEO was $9,009,090, which reflects the aggregate of the compensation paid to both Messrs. Hobbs and Dolan for 2017. Based on the calculation of the annual total compensation for both the CEO and the median employee (as described above), the ratio of CEO pay to the median employee pay is approximately 96:1. The pay ratio provided is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, and given that we experienced the Merger and a CEO transition in 2017, our pay ratio may not be comparable to the pay ratio reported by other companies or our pay ratio in any future year.

Severance and Change of Control Benefits

              To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event, or threat, of a change of control transaction, we believe that these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that may result in the termination of their employment. The severance arrangements generally provide that, upon termination of the NEO's employment by the Company without cause, by the NEO (except for Ms. Villare) for good reason or due to death or disability of the NEO (except Mr. Raiford and Mr. Walsh), the NEO is entitled to certain severance payments and benefits as described below.

Franklin Hobbs

              On April 20, 2018, we entered into a severance agreement with Mr. Hobbs. Pursuant to such agreement, upon a termination of Mr. Hobbs' employment by the Company without Cause (as defined in such agreement), or upon a resignation by Mr. Hobbs for Good Reason (as defined in such agreement), Mr. Hobbs is entitled to severance payments equal to 100% of his base salary and target annual bonus, and continued health plan premium payments for up to 12 months. Upon termination by the Company without Cause or a resignation for Good Reason in connection with a change in control, in addition to the foregoing, and upon termination by the Company due to death or Disability (as defined in such agreement), Mr. Hobbs is also entitled to accelerated vesting of all outstanding equity awards (with performance-based awards vesting as if target performance had been achieved).

              The severance payments (other than target annual bonus) for Mr. Hobbs will be made in accordance with the Company's normal payroll practices for a period of 12 months following a qualifying termination of employment.

Daryl Raiford

              Upon a termination of Mr. Raiford's employment by the Company without Cause (as defined in his employment agreement), or upon a resignation by Mr. Raiford for Good Reason (as defined in his employment agreement), he is entitled to severance payments equal to 100% of his base salary and target cash bonus, plus a prorated annual bonus for the year of termination, continued health plan premium payments for up to 12 months, and accelerated vesting of 50% of all outstanding equity awards.

              Upon a "material transaction" (as defined in his retention bonus agreement), Mr. Raiford will be entitled to a change in control bonus equal to $1,060,000, subject to his continued employment through such material transaction. Further, upon termination by the Company without Cause or a resignation for Good Reason in connection with a change in control, in addition to the foregoing, Mr. Raiford is also entitled to accelerated vesting of all remaining outstanding equity awards. The severance payments (other than prorated annual bonus) for Mr. Raiford will be made in 12 monthly installments following a qualifying termination of employment.

Kevin Riley and Michael Swade

              Upon a termination of Mr. Riley's or Mr. Swade's employment by the Company without Cause (as defined in the applicable employment agreement) or for Good Reason (as defined in the applicable employment agreement) other than upon or after a change in control, or due to death or Disability (as defined in the applicable employment agreement), he is entitled to severance payments equal to 100% of his base salary and target cash bonus, continued health plan premium payments for up to 12 months, and 12 months of accelerated vesting of all unvested restricted stock and stock options, if any.

              Upon a change in control, 50% of all unvested options (if any) and restricted shares held by Messrs. Riley and Swade will vest immediately. Further, upon termination by the Company without Cause or a resignation for Good Reason upon or after a change in control, each of Messrs. Riley and Swade is entitled to severance payments equal to 150% of the sum of his base salary and target cash bonus, continued health plan premium payments for 18 months, and accelerated vesting of all outstanding restricted stock and stock options, if any.

              The severance payments for Mr. Riley and Mr. Swade will be made in a lump sum.

David Walsh

              Upon a termination of Mr. Walsh's employment by the Company without Cause (as defined in his employment agreement), or upon a resignation by Mr. Walsh for Good Reason (as defined in his employment agreement), he is entitled to severance payments equal to 100% of his base salary, plus $400,000 and continued health plan premium payments for up to 12 months, and accelerated vesting of 50% of all outstanding equity awards. Upon termination by the Company without Cause or a resignation for Good Reason in connection with a change in control, in addition to the foregoing, Mr. Walsh is also entitled to accelerated vesting of all remaining outstanding equity awards. The severance payments for Mr. Walsh will be made in 12 monthly installments following a qualifying termination of employment.

Susan Villare

              Upon a termination of Ms. Villare's employment by the Company without Cause (as defined in her employment agreement), she is entitled to severance payments equal to 100% of her base salary and target cash bonus, continued health plan premium payments for up to 12 months, and 12 months of accelerated vesting of all unvested restricted stock and stock options, if any. The severance payments for Ms. Villare will be made in accordance with the Company's normal payroll practices for a period of 12 months following a qualifying termination of employment.

              None of our severance arrangements provide for tax gross ups in connection with severance benefits following a change in control or otherwise (except for Messrs. Walsh and Raiford, who may receive a tax gross up in connection with their continued health plan premium payments). All severance payments are subject to the execution of a release of claims by the applicable NEO in favor of the

Company and continued compliance with applicable restrictive covenants, which generally provide for non-competition and non-solicitation restrictions for 12 months.

Equity Award Acceleration

              In addition to the severance benefits and payments described above, in the event of an Acquisition (as defined in the Equity Plan and referred to herein as a "change in control"), the Equity Plan provides for certain accelerated vesting of awards thereunder. Except as otherwise noted in the severance arrangements above, effective immediately prior to the occurrence of a change in control, (a) for equity grants prior to June 2016: an additional 25% of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months, and (b) for equity grants since June 2016, an additional one-third of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

              The table below shows potential payments to the NEOs (other than Messrs. Dolan and Snider, whose payments upon termination of employment are described below) with severance or change in control arrangements upon termination or upon a change in control of our Company. The amounts shown assume that termination and/or change in control was effective as of December 31, 2017, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the NEOs (other than Messrs. Dolan and Snider) upon such a termination or change in control on such date. No amounts are shown for Mr. Hobbs as his current employment agreement and equity awards were not outstanding as of December 31, 2017. The actual amounts to be paid or realized can only be determined at the time of an NEO's termination or following a change in control. The Merger constituted a change in control, and as such certain of the NEOs would have been entitled to enhanced severance payments upon a termination on December 31, 2017.

	Termination without Cause or for Good Reason(1)	Termination upon Death or Disability	Change in Control	Termination without Cause or for Good Reason following Change in Control
Franklin Hobbs(4)	—	—	—	—
Cash Severance	—	—	—	—
Stock Awards	—	—	—	—
Health Benefits	—	—	—	—
Daryl Raiford
Change in Control Bonus	—	—	$1,060,000	$1,060,000(2)
Cash Severance	$1,250,000	—		$1,250,000
Stock Awards(2)	$374,263	—	$374,263	$748,527
Health Benefits	$18,283	—	—	$18,283

	$2,702,546	—	$1,434,263	$3,076,810

Susan Villare
Cash Severance	$375,000	—	—	$375,000
Stock Awards(3)	$257,656	—	$257,656	$257,656
Health Benefits	$18,283	—	—	$18,283

	$650,939		$257,656	$650,939

Kevin Riley
Cash Severance	$586,750	$568,750	—	$853,125
Stock Awards(3)	$714,213	$714,213	$377,236	$754,471
Health Benefits	$13,074	$13,074	—	$19,611

	$1,296,037	$1,296,037	$377,236	$1,627,207

Michael Swade
Cash Severance	$656,250	$656,250	—	$984,375
Stock Awards(3)	$690,065	$690,065	$365,161	$730,323
Health Benefits	$18,283	$18,283	—	$27,425

	$1,364,598	$1,364,598	$365,161	$1,742,123

David Walsh
Cash Severance	$1,250,000	—		$1,250,000
Stock Awards(3)	$996,532	—	$996,532	$1,993,065
Health Benefits	$12,830	—	—	$12,830

	$2,259,362		$996,532	$3,255,895

(1)
Represent the severance benefits that the NEO would be eligible absent a change in control. Given the Merger, the NEOs may have been eligible to receive enhanced, change in control-related severance had they been terminated on December 31, 2017 (as described above). To the extent that is the case, the severance to which they would be entitled upon termination on December 31, 2017 is set forth in the far right column.

(2)
Mr. Raiford is not entitled to a change in control bonus unless a material transaction is consummated following the Merger. If he becomes entitled to severance at any time prior to such a material transaction, he will not receive this change in control bonus. If he becomes entitled to severance at any time after payment of the change in control bonus in connection with such a material transaction, he will not receive any additional change in control bonus upon termination.

(3)
These amounts represent the gains that would be realized on the acceleration of unvested restricted shares and performance-based stock units in accordance with the NEOs' respective employment and/or grant agreements. The gains were calculated by multiplying our closing stock price of $7.73 on December 29, 2017 (the last trading day in 2017) by the number of shares (or shares underlying PSUs) that would accelerate.

(4)
Mr. Hobbs was not entitled to any payments or benefits upon a termination of employment or change in control on December 31, 2017. On April 20, 2018, the Company and Mr. Hobbs entered into a severance agreement, which provides for certain severance payments and benefits, which is described above.

Separation Agreement with Mr. Dolan

              In connection with Mr. Dolan's separation from the Company, the Company and Mr. Dolan entered into the Dolan Separation Agreement. The Dolan Separation Agreement provided for certain cash payments and benefits to Mr. Dolan based substantially on the payments and benefits that would have been paid to Mr. Dolan under the Dolan Employment Agreement as a result of termination by the Company without "Cause" or a resignation by Mr. Dolan for "Good Reason" upon or after an "Acquisition" (as such terms are defined in the Dolan Employment Agreement). Pursuant to the Dolan Separation Agreement, Mr. Dolan was entitled to receive severance consisting of: (i) severance payments equal to 200% of his base salary and target cash bonus, or $2,400,000, (ii) continued health plan premium payments for up to 18 months, with a value equal to $26,324, and (iii) full vesting of all unvested restricted stock, with a value equal to $3,206,405.

Separation Agreement with Mr. Snider

              In connection with Mr. Snider's separation from the Company, the Company and Mr. Snider entered into the Snider Separation Agreement. The Snider Separation Agreement provided for certain cash payments and benefits to Mr. Snider based substantially on the payments and benefits that would have been paid to Mr. Snider under the Snider Employment Agreement as a result of termination by the Company without "Cause" or a resignation by Mr. Snider for "Good Reason" upon or after an "Acquisition" (as such terms are defined in the Snider Employment Agreement). Pursuant to the Snider Separation Agreement, Mr. Snider was entitled to receive severance consisting of: (i) severance payments equal to 150% of the sum of his base salary and target cash bonus, or $918,750, and (ii) continued health plan premium payments for up to 18 months, with a value equal to $26,324. Following the termination of Mr. Snider's employment, he continued to provide consulting services for the Company for a monthly fee of $20,000.

EQUITY COMPENSATION PLAN INFORMATION

              The following table provides information as of December 31, 2017 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders	78,766(1)	$—	6,790,756(2)
Equity Compensation Plans Not Approved by Stockholders	435,187(3)	$14.71(4)	—(5)

Total	513,953(6)		6,790,756

(1)
Consists of 17,932 RSUs and 60,834 PSUs, all of which do not have voting or other rights of ownership under the Equity Plan.

(2)
Consists of shares available for future issuance under the Equity Plan and the ESPP. As of December 31, 2017, 5,359,243 shares of common stock were available for issuance under the Equity Plan and 1,431,513 shares of common stock were available for issuance under the ESPP. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2017, the shares available under the Equity Plan may also be issued in the form of restricted stock, RSUs, SARs, performance-based awards or other equity-based awards.

(3)
Consists of 383,906 options outstanding under the 2008 Plan (assumed in connection with the Company's August 24, 2012 acquisition of NET) and 51,281 options outstanding under the 2012 Plan (assumed in connection with the Company's February 19, 2014 acquisition of PT). These amounts include options that were either outstanding as of the respective dates of acquisition of NET and PT and assumed by the Company or granted under either the 2008 Plan or the 2012 Plan since the respective acquisition dates. As of December 2, 2014, no future awards could be granted under either the 2008 Plan or 2012 Plan.

(4)
Represents the weighted average exercise price for options to purchase the Company's common stock outstanding under the 2008 Plan and the 2012 Plan.

(5)
At the Company's special meeting of stockholders on December 2, 2014, our stockholders approved amendments to the Equity Plan that, among other matters, transferred all shares available for future issuance from each of the 2008 Plan and 2012 Plan to the Equity Plan and provided that any outstanding awards under the 2008 Plan and 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan or 2012 Plan will be returned to the Equity Plan.

(6)
Represents 435,187 options outstanding under unapproved Ribbon plans, 17,932 RSUs outstanding under our approved Ribbon plan and 60,834 PSUs outstanding under our approved Ribbon plan. This number excludes 1,696,582 RSAs, as the RSAs carry all rights of ownership with the exception of the ability to trade the shares until such shares are released, if at all, to the award recipients.

 STOCKHOLDER PROPOSALS FOR INCLUSION IN 2019 PROXY STATEMENT

              To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2019, stockholder proposals must be received at our principal executive offices no later than January 4, 2019, which is not less than 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on June 14, 2018, then the deadline is a reasonable time before we begin to print and mail proxy materials.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2019 ANNUAL MEETING

              According to our by-laws, we must receive proposals of stockholders (including director nominations) intended to be presented at the 2019 annual meeting of stockholders but not included in the proxy statement by the close of business on March 16, 2019, but not before February 14, 2019, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2018 Annual Meeting. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2019 annual meeting of stockholders is scheduled to be held on a date before May 15, 2019, or after August 23, 2019, which are dates 30 days before or 70 days after the first anniversary of our 2018 annual meeting of stockholders, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2019 annual meeting of stockholders. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder's compliance with this deadline.

STOCKHOLDERS SHARING THE SAME ADDRESS

              We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the annual report and Proxy Statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

              We will deliver promptly upon written or oral request a separate copy of the annual report and the Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or Proxy Statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Ribbon Communications Inc., 4 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

              If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or Proxy Statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

              Any stockholders of record who share the same address and currently receive multiple copies of our annual report and Proxy Statement who wish to receive only one copy of these materials per household in the future should contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

              A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

              Our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 8, 2018, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 4 Technology Park Drive, Westford, MA 01886.

OTHER MATTERS

              Our Board knows of no other matters to be submitted at the meeting and the deadline under our by-laws for submission of matters by stockholders has passed. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in their discretion.

              The accompanying proxy is solicited by and on behalf of our Board. We will pay the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, by telephone and via the Internet, our directors, executive officers and other employees may solicit proxies, either personally or by other electronic means, on our behalf, without additional compensation, other than the time expended and communications charges in making such solicitations. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts April 27, 2018	Justin K. Ferguson Executive Vice President, General Counsel and Corporate Secretary

APPENDIX A

RIBBON COMMUNICATIONS INC.

Discussion of Non-GAAP Financial Measures

              Ribbon management uses several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, making operating decisions, planning and forecasting future periods, and determining payments under compensation programs. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and when planning and forecasting future periods. By continuing operations, we mean the ongoing results of the business adjusted for acquisition-related revenue as a result of purchase accounting and the related cost of revenue, the impact of the new revenue standard, and excluding certain expenses and credits, including, but not limited to stock-based compensation, amortization and impairment of intangible assets, merger integration costs, settlement expense, certain litigation costs, acquisition- and integration-related expense, restructuring, certain gains included in other income, net, and income tax benefits arising from purchase accounting and tax reform. While our management uses non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.

              Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to Ribbon's financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Acquisition-Related Revenue and Cost of Revenue; Impact of New Revenue Standard

              We provide the supplementary non-GAAP financial measure, Non-GAAP Total revenue, which includes revenue related to the acquisition of GENBAND that we would have recognized but for the purchase accounting treatment of these transactions. Because GAAP accounting requires the elimination of this revenue, as well as the impact on future revenue of our adoption in 2018 of the new revenue standard, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amounts of such revenue and the related cost of revenue. We also add back the revenue related to the acquisition of GENBAND and the related cost of such revenue when calculating other of our non-GAAP operating results. We include these adjustments, which primarily relate to the acquisition of GENBAND, to allow for more complete comparisons to the financial results of our historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew the relevant GENBAND contracts, we have historically experienced high renewal rates on maintenance and support agreements and certain other customer contracts. These adjustments do not accelerate revenue, but instead include revenue (and the related cost of revenue) that would have been recognized in our 2017 results, but for the purchase accounting and new revenue standard adjustments required by GAAP.

Stock-Based Compensation

              Stock-based compensation expense is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology, subjective assumptions and the variety of award types, all of which may vary over time. We evaluate performance without these measures because stock-based compensation expense is influenced by the Company's stock price and other factors such as volatility and interest rates that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in our operating plans, and we believe that presenting non-GAAP results that exclude stock-based compensation provides investors with visibility and insight into our management's method of analysis and the Company's core operating performance. Stock-based compensation will continue in future periods.

Amortization of Intangible Assets

              We exclude the amortization of acquired intangible assets from Non-GAAP Net income, Non-GAAP Diluted earnings per share and Non-GAAP Adjusted EBITDA. These amortization amounts are inconsistent in frequency and amount and are significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP operating results, we believe that it is important for investors to understand that intangible assets contribute to revenue generation. We believe that excluding the non-cash amortization of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry as if the acquired intangible assets had been developed internally rather than acquired. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Impairment of Intangible Assets

              In the fourth quarter of 2017, we discontinued our ongoing development of certain intangible assets that we had previously acquired, as we had determined that there were no alternative uses of the technology within either our existing or future product lines. As a result, we recorded an impairment charge of $5.5 million to write down the carrying value of the assets to zero. Had we developed those intangible assets internally and made the decision to discontinue their ongoing development, we would have ceased work on such development projects and eliminated the related future costs. Because we do not capitalize these costs, there would have been no asset to write off. As a result, we believe that excluding non-cash impairment charges from Non-GAAP Net income, Non-GAAP Diluted earnings per share and Non-GAAP Adjusted EBITDA as if these impaired intangible assets had been developed internally rather than acquired facilitates a comparison to our historical operating results and to other companies in our industry.

Settlement Expense

              In September 2017, we recorded $1.6 million of expense related to potential fines in connection with the ongoing SEC investigation and an additional $0.3 million of expense in connection with this matter in December 2017. In June 2016, we recorded $0.6 million for patent litigation settlement costs. These amounts are included as components of general and administrative expense. We believe that such settlement costs are not part of our core business or ongoing operations, are unplanned and generally not within our control. Accordingly, we believe that excluding costs such as the SEC potential fines and patent litigation settlement expense facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

Litigation Costs

              In connection with certain ongoing litigation between GENBAND, as plaintiff, and one of its competitors, we incurred litigation costs in the fourth quarter of 2017, and expect to incur significant future litigation costs. These costs are included as a component of general and administrative expense. We believe that such costs are not part of our core business or ongoing operations, are unplanned and generally not within our control. Accordingly, we believe that excluding the litigation costs related to this specific legal matter facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

Acquisition-and Integration-Related Costs

              We consider certain acquisition- and integration-related costs to be unpredictable and dependent on a significant number of factors that may be outside of our control. We do not consider these acquisition- and integration-related costs to be related to the organic continuing operations of our acquired businesses or to the Company and they are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of an acquisition, which often drives the magnitude of acquisition- and integration-related costs, may not be indicative of future acquisition- and integration-related costs. By excluding these acquisition- and integration-related costs from Non-GAAP Net income, Non-GAAP Diluted earnings per share and Non-GAAP Adjusted EBITDA, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We exclude certain acquisition- and integration-related costs to allow more accurate comparisons of our financial results to our historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. In addition, we believe that providing supplemental non-GAAP measures that exclude these items allows management and investors to consider the ongoing operations of the business both with and without such expenses.

Restructuring

              We have recorded restructuring expense to streamline operations and reduce operating costs by closing and consolidating certain facilities and reducing our worldwide workforce. We review our restructuring accruals regularly and record adjustments (both expense and credits) to these estimates as required. We believe that excluding restructuring expense and credits facilitates the comparison of our financial results to our historical operating results and to other companies in our industry, as there are no future revenue streams or other benefits associated with these costs.

Gain on Sales of Intangible Assets

              In both 2017 and 2016, we sold intangible assets that we had acquired in connection with two previous acquisitions. These amounts, aggregating $0.6 million in 2017 and $1.3 million in 2016, are included as components of other income, net. We believe that such gains are not part of our core business or ongoing operations, as we had not used the intangible assets in connection with revenue-producing activities and would not have used them as such in the future. Accordingly, we believe that excluding the other income arising from these sales from our results facilitates the comparison of our financial results to our historical results and to other companies in our industry.

Tax Benefits Arising from Purchase Accounting and Tax Reform

              In the fourth quarter of 2017, we assessed our ability to use our tax benefits and determined that it was more likely than not that some of these benefits will be recognized. As a result, the valuation allowance was reduced in connection with the GENBAND transaction, resulting in an income tax benefit of $16.4 million. In addition, we recognized an income tax benefit of $4.8 million related to the Tax Cut and Jobs Act of 2017. We believe that such benefits are not part of our core business or ongoing operations, as they are either the result of acquisitions or new tax legislation, neither of which relates to our revenue-producing activities. Accordingly, we believe that excluding the benefits arising from these adjustments to our income tax provision facilitates the comparison of our financial results to our historical results and to other companies in our industry.

Adjusted EBITDA

              We use Adjusted EBITDA as a supplemental measure to review and assess our performance. We calculate Adjusted EBITDA by excluding from net income (loss): interest income (expense), net; income tax benefit (provision); depreciation; and amortization and impairment of intangible assets. In addition, we exclude from net income (loss): adjustments to revenue and cost of revenue related to revenue reductions resulting from purchase accounting; stock-based compensation; settlement expense; certain litigation costs; acquisition- and integration-related expense; restructuring; and other income, net. In general, we add back the expenses that we consider to be non-cash and/or not part of our ongoing operations. Adjusted EBITDA is a non-GAAP financial measure that is used by our investing community for comparative and valuation purposes. We disclose this metric to support and facilitate our dialogue with research analysts and investors. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

              We believe that providing non-GAAP information to investors, in addition to the GAAP presentation, will allow investors to view the financial results in the way management views them. We further believe that providing this information helps investors to better understand our core financial and operating performance and evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance.

 RIBBON COMMUNICATIONS INC.
Reconciliation of Non-GAAP and GAAP Financial Measures—Historical
(in thousands, except percentages)
(unaudited)

	Year ended
	December 31, 2017	December 31, 2016
GAAP Total revenue	$329,942	$252,591
Acquisition-related revenue adjustment	23,280	—

Non-GAAP Total revenue	$353,222	$252,591

GAAP Net loss	$(35,252)	$(13,932)
Acquisition-related revenue adjustment	23,280	—
Acquisition-related cost of revenue adjustment	(10,364)	—
Stock-based compensation	25,657	19,768
Amortization of intangible assets	17,112	7,500
Impairment of intangible assets	5,471	—
Settlement expense	1,900	605
Litigation costs	373	—
Acquisition- and integration-related expense	14,763	1,152
Restructuring	9,436	2,740
Gain on sales of intangible assets	(576)	(1,298)
Tax benefits arising from purchase accounting and tax reform	(21,155)

Non-GAAP Net income	$30,645	$16,535

Diluted earnings per share or (loss) per share:
GAAP Loss per share	$(0.60)	$(0.28)
Acquisition-related revenue adjustment	0.38	—
Acquisition-related cost of revenue adjustment	(0.17)	—
Stock-based compensation	0.43	0.40
Amortization of intangible assets	0.29	0.15
Impairment of intangible assets	0.09	—
Settlement expense	0.03	0.01
Litigation costs	0.01	—
Acquisition- and integration-related expense	0.25	0.02
Restructuring	0.16	0.06
Gain on sales of intangible assets	(0.01)	(0.03)
Tax benefits arising from purchase accounting and tax reform	(0.35)	—

Non-GAAP Diluted earnings per share	$0.51	$0.33

Shares used to compute diluted earnings per share or (loss) per share:
GAAP Shares used to compute loss per share	58,822	49,385
Non-GAAP Shares used to compute diluted earnings per share	59,639	49,743
Adjusted EBITDA:
GAAP Net loss	$(35,252)	$(13,932)
Interest (income), net	(263)	(769)
Income tax (benefit) provision	(18,440)	2,516
Depreciation	8,486	7,970
Amortization of intangible assets	17,112	7,500
Impairment of intangible assets	5,471	—
Adjustment for revenue reduction resulting from purchase accounting allocation	23,280	—
Adjustment to cost related to revenue adjustment	(10,364)	—
Stock-based compensation	25,657	19,768
Settlement expense	1,900	605
Litigation costs	373	—
Acquisition- and integration-related expense	14,763	1,152
Restructuring	9,436	2,740
Other (income), net	(1,274)	(1,424)

Non-GAAP Adjusted EBITDA	$40,885	$26,126

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/13/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Ribbon Communications Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. RIBBON COMMUNICATIONS INC. 4 TECHNOLOGY PARK DRIVE WESTFORD, MA 01886 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/13/2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For 0 0 0 0 0 0 0 0 Against 0 0 0 0 0 0 0 0 Abstain 0 0 0 0 0 0 0 0 For Against Abstain 1a. Kim S. Fennebresque The Board of Directors recommends you vote FOR proposals 2 and 3. 0 0 0 1b. Bruns H. Grayson 2. To ratify the appointment of Deloitte & Touche LLP to serve as Ribbon Communications' independent registered public accounting firm for the fiscal year ending December 31, 2018. 1c. Franklin (Fritz) Hobbs 0 0 0 1d. Beatriz V. Infante 3. To approve, on a non-binding advisory basis, the compensation of Ribbon Communications' named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement. 1e. Kent J. Mathy 1f. Richard J. Lynch NOTE: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments, continuations, or postponements thereof. 1g. Scott E. Schubert 1h. Rick W. Smith Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000381403_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and 2017 Annual Report are available at www.proxyvote.com . Annual Meeting of Stockholders RIBBON COMMUNICATIONS INC. June 14, 2018 10:00 A.M. EDT This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Ribbon Communications Inc., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoint(s) Daryl Raiford and Justin Ferguson, or either of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Ribbon Communications Inc. that the stockholder(s) is/are entitled to vote at the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of Ribbon Communications Inc. to be held on Thursday, June 14, 2018 at 10:00 a.m., EDT, at the offices of Latham & Watkins LLP, located at 200 Clarendon Street, Boston, Massachusetts 02116 and at any adjournments, continuations, or postponements thereof. Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000381403_2 R1.0.1.17